Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

TRUE RELIGION APPAREL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

TRUE RELIGION APPAREL, INC.
2263 E. Vernon Avenue
Vernon, California 90058
(323) 266-3072

March 25, 2011

Dear Stockholder:

        Our Annual Meeting of stockholders will be held at our corporate headquarters located at 2263 E. Vernon Avenue, Vernon, California 90058, at 9:00 a.m., local time, on April 27, 2011. The formal notice for our Annual Meeting and our Proxy Statement are attached.

        Each of the proposals to be presented at our Annual Meeting is described in the attached notice of our Annual Meeting and Proxy Statement. We encourage you to carefully review our Proxy Statement, which discusses each of the proposals in more detail.

        Your vote is important. Whether or not you plan to attend the meeting, it is important that your shares of common stock be represented and voted at our Annual Meeting. Instructions on the enclosed proxy card will tell you how to cast your vote. The accompanying Proxy Statement explains more about proxy voting. Please read it carefully.

        We look forward to seeing you on April 27, 2011.

                      Sincerely,

                      Jeffrey Lubell
                      Chairman of the Board, Chief Executive Officer and Chief Merchant

TRUE RELIGION APPAREL, INC.
2263 E. Vernon Avenue
Vernon, California 90058
(323) 266-3072

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

TIME	9:00 a.m. local time on April 27, 2011
PLACE	2263 E. Vernon Avenue Vernon, California 90058
ITEMS OF BUSINESS	(1) To elect seven members of the Board of Directors to serve for the ensuing year or until their successors are duly elected and qualified.
(2) To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011.
(3) To hold an advisory vote approving the compensation of our named executive officers.
(4) To hold an advisory vote on the frequency of future advisory votes on compensation of our named executive officers.
(5) To transact such other business as may properly come before the Annual Meeting or at any adjournment or postponement thereof.
RECORD DATE	You can vote if, at the close of business on March 15, 2011, you were a holder of record of our common stock.
PROXY VOTING
All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote promptly by signing and returning the enclosed proxy card or, if you hold your shares in street name, by accessing the World Wide Web site indicated on the voting instructions accompanying your proxy card to vote via the Internet.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 27, 2011

The Notice of Meeting, proxy statement and proxy card are available at http://investor.truereligionbrandjeans.com.

March 25, 2011
Peter F. Collins Chief Financial Officer and Assistant Secretary

i

ii

TRUE RELIGION APPAREL, INC.
2263 E. Vernon Avenue
Vernon, California 90058
(323) 266-3072

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 27, 2011

        These proxy materials are delivered in connection with the solicitation by the Board of Directors (referred to as the "Board") of True Religion Apparel, Inc., a Delaware corporation (referred to as the "Company," "we" or "us"), of proxies to be voted at our 2011 Annual Meeting of Stockholders (the "Annual Meeting") and at any adjournments or postponements thereof.

        You are invited to attend the Annual Meeting on April 27, 2011 at our corporate headquarters located at 2263 E. Vernon Avenue, Vernon, California 90058, beginning at 9:00 a.m. local time.

        This Proxy Statement and form of proxy are being mailed to stockholders commencing on or about March 29, 2011. Our 2010 Annual Report, which is not part of the proxy solicitation materials, is also enclosed.

Q.  Who is entitled to vote at the Annual Meeting?

A.
Holders of record of our common stock at the close of business on March 15, 2011, which we refer to as the "Record Date," are entitled to vote at the Annual Meeting. As of the Record Date, there were 25,154,149 shares of our common stock outstanding and approximately 49 holders of record. Stockholders are entitled to cast one vote per share on each matter presented for consideration and action at the Annual Meeting.

Q.    What is the purpose of the Annual Meeting?

A.
At the Annual Meeting, stockholders will consider and vote upon the following matters:

•
Election of seven directors to our Board of Directors;

•
Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011;

•
An advisory vote approving the compensation of our Named Executive Officers;

•
An advisory vote on the frequency of future advisory votes on compensation of our Named Executive Officers; and

•
Such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Q.    How does the Board of Directors recommend that I vote?

A.
Our Board of Directors recommends that you vote:

•
"FOR" the election of the Company's nominees to the Board of Directors.

•
"FOR" ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011.

•
"FOR" the compensation of our Named Executive Officers as disclosed in this Proxy Statement (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).

  •
  "FOR" a frequency of every three (3) years for future advisory votes by our stockholders on compensation of our Named Executive Officers.

Q.    How can I vote my shares in person at the Annual Meeting?

A.
If your shares are registered directly in your name with the American Stock Transfer and Trust Company, our "Transfer Agent," you are considered the stockholder of record with respect to those shares and the proxy materials, including the proxy card, are being sent directly to you by the Company. As the stockholder of record, you have the right to vote in person at the Annual Meeting. If you choose to do so, you can bring the enclosed proxy card or vote using the ballot provided at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you decide later not to attend the Annual Meeting.

  Most of our stockholders hold their shares in street name through a broker, bank or other nominee rather than directly in their own name. In that case, you are considered the beneficial owner of shares held in street name, and the proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the Annual Meeting. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a "legal proxy" from the broker, bank or nominee that holds your shares, giving you the right to vote the shares at the meeting. You will need to contact your broker, bank or nominee to obtain a legal proxy, and you will need to bring it to the Annual Meeting in order to vote in person.

Q.    How can I vote my shares without attending the Annual Meeting?

A.
Whether you hold shares in your name or through a broker, bank or other nominee, you may vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares held through a broker, bank or other nominee, by submitting voting instructions to that nominee. For shares held through a broker, bank or other nominee, follow the instructions on the voting instruction card included with your voting materials. If you provide specific voting instructions, your shares will be voted as you have instructed and as the proxy holders may determine within their discretion with respect to any other matters that properly come before the Annual Meeting.

  A number of brokerage firms and banks offer Internet voting options. Specific instructions to be followed by owners of shares of common stock held in street name are set forth on the voting instruction card accompanying your proxy card. The Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from telephone companies and Internet access providers that must be borne by the stockholder.

Q.    What happens if additional matters are presented at the Annual Meeting?

A.
Other than the four items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxies, Michael Egeck and Peter F. Collins, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting.

Q.    What happens if I do not give specific voting instructions?

A.
If you hold shares in your name, and you sign and return a proxy card without giving specific voting instructions, the proxy holders will vote your shares in the manner recommended by our

  Board of Directors on all matters presented in this Proxy Statement, and, with respect to any other matters that properly come before the Annual Meeting, as the proxy holders may determine in their discretion.

  If you hold your shares through a broker, bank or other nominee and you do not provide your broker with specific voting instructions, your broker may vote your shares only with respect to certain matters considered routine.

  Specifically, your broker may not vote on the election of directors, approval of the advisory vote on the compensation of the Company's Named Executive Officers, and the advisory vote on the frequency of voting on the compensation of the Company's Named Executive Officers if you do not furnish instructions for those items. Your broker may vote in its discretion on the ratification of the appointment of our independent registered public accounting firm if you do not furnish instructions.

  You should use the voting instruction card provided by the institution that holds your shares to instruct your broker to vote your shares or else your shares will be considered broker non-votes. If you are the beneficial owner of shares held in the name of a broker, bank or other nominee and do not provide that broker, bank or other nominee with voting instructions, your shares may constitute "broker non-votes." Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

Q.    What is the quorum requirement for the Annual Meeting?

A.
A majority of the Company's outstanding shares as of the Record Date must be present, in person or by proxy, at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, withheld or abstained, if you:

•
are present and vote at the Annual Meeting; or

•
properly submit a proxy card or vote over the Internet.

  Broker non-votes are counted as present for the purpose of determining the existence of a quorum at the Annual Meeting.

Q.    How can I change my vote after I return my proxy card?

A.
If you are a stockholder of record, there are three ways you can change your vote or revoke your proxy after you have sent in your proxy form.

•
First, you may send a written notice to True Religion Apparel, Inc., c/o Office of Assistant Secretary, 2263 E. Vernon Avenue, Vernon, California 90058, stating that you would like to revoke your proxy.

•
Second, you may complete and submit a new proxy form. Any earlier proxies will be revoked automatically.

•
Third, you may attend the Annual Meeting and vote in person. Any earlier proxy will be revoked. However, attending the Annual Meeting without voting in person will not revoke your proxy.

  If your shares are held in street name and you have instructed a broker or other nominee to vote your shares, you must follow directions from your broker or other nominee to change your vote.

Q.    What is the voting requirement to approve each of the items?

A.	Item 1—Election of directors	The persons receiving the highest number of "FOR" votes at the Annual Meeting will be elected.
	Item 2—Ratification of appointment of independent registered public accounting firm	To be approved by the stockholders, this item must receive the "FOR" vote of a majority of the shares present in person or represented by proxy and entitled to vote on this item at the Annual Meeting.
	Item 3—Advisory vote approving the compensation of our Named Executive Officers	To be approved by the stockholders, this item must receive the "FOR" vote of a majority of the shares present in person or represented by proxy and entitled to vote on this item at the Annual Meeting.
	Item 4—Advisory vote on the frequency of future advisory votes on compensation of our Named Executive Officers	The frequency (every one, two, or three years) that receives the highest number of votes will be deemed to be the choice of the stockholders.

  An "ABSTAIN" vote with respect to Item 1 or Item 4 will have no effect on the outcome of the vote on such item.

  An "ABSTAIN" vote with respect to Item 2 or Item 3 will have the same effect as an "AGAINST" vote.

Q.    Where can I find the voting results of the Annual Meeting?

A.
We intend to announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days of the annual meeting.

Q.    How can I obtain a separate set of proxy materials?

A.
To reduce the expense of delivering duplicate proxy materials to our stockholders who may have more than one common stock account, we are delivering only one set of the 2010 Annual Report and the Proxy Statement to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the proxy materials for each of these stockholders. If you share an address with another stockholder and have received only one set of proxy materials, you may write or call us to request a separate copy of these materials at no cost to you. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us to request future delivery of a single copy of these materials. You may contact us regarding these matters by writing or calling us at: True Religion Apparel, Inc., 2263 E. Vernon Avenue, Vernon, California 90058, (323) 266-3072, Attn: Chief Financial Officer.

Q.    Who pays for the cost of this proxy solicitation?

A.
We will pay the costs of the solicitation of proxies. We may reimburse brokerage firms and other persons for expenses incurred in forwarding the voting materials to their customers who are beneficial owners and obtaining their voting instructions. In addition to soliciting proxies by mail, our board members, officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone.

Q.    Can I access the Notice of Annual Meeting, Proxy Statement and 2010 Annual Report on the internet?

A.
The Notice of Annual Meeting, Proxy Statement and 2010 Annual Report are available on our website at http://investor.truereligionbrandjeans.com.

Q.    Is there a list of stockholders entitled to vote at the Annual Meeting?

A.
The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting at our principal executive offices between the hours of 9:00 a.m. and 5:00 p.m. for any purpose relevant to the Annual Meeting. To arrange to view this list during the times specified above, please contact the Assistant Secretary of the Company.

Q.    What is the deadline to propose actions for consideration at next year's annual meeting?

A.
Shareholders who, in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act," wish to present proposals for inclusion in the proxy materials to be distributed in connection with the 2012 annual meeting of stockholders must submit their proposals so that they are received at our principal executive offices no later than the close of business November 27, 2011, or, in the event the Company's 2012 annual meeting is advanced or delayed more than 30 days from the date of the 2011 annual meeting, within a reasonable time before the Company begins to print and mail the proxy materials for the 2012 annual meeting. As the SEC rules make clear, simply submitting a proposal does not guarantee that it will be included in the Company's proxy materials.

  In addition, stockholders who wish to introduce a proposal from the floor of the 2012 annual meeting of stockholders (outside the processes of Rule 14a-8), must submit that proposal in writing to the Company's Assistant Secretary at our principal executive offices no earlier than December 29, 2011 and no later than January 28, 2012, or, in the event the Company's 2012 annual meeting of stockholders is advanced or delayed more than 30 days from the date of the 2011 annual meeting, not earlier than the 120th day before the 2012 annual meeting and not later than the later of (i) the 90th day before the 2012 annual meeting or (ii) the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company.

  To be in proper form, a stockholder's notice must include the information required by our bylaws with respect to each proposal submitted. The Company may refuse to consider any proposal that is not timely or otherwise does not meet the requirements of our bylaws or the SEC's rules with respect to the submission of proposals.

  You can find a copy of our bylaws in the Investor Relations section of the Company's website (www.truereligionbrandjeans.com) by clicking on Corporate Governance and then Governance Documents or you may obtain a copy by submitting a request to True Religion Apparel, Inc., c/o Office of Assistant Secretary, 2263 E. Vernon Avenue, Vernon, California 90058.

Q.    How do I nominate a candidate for election as a director?

A.
Stockholders who wish to nominate a candidate for election as a director at our 2012 annual meeting must submit their nomination in writing to the Company's Assistant Secretary at our principal executive offices no earlier than December 29, 2011, and no later than January 28, 2012, or, in the event the Company's 2012 annual meeting of stockholders is advanced or delayed more than 30 days from the date of the 2011 annual meeting, not earlier than the 120th day before the 2012 annual meeting and not later than the later of (i) the 90th day before the 2012 annual meeting or (ii) the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company.

  To be in proper form, a stockholder's notice must include the information required by our bylaws with respect to the nomination and all other information regarding the proposed nominee and the nominating stockholder required by Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. The Company may refuse to consider any nomination that is not timely or otherwise does not meet the requirements of our bylaws or the SEC's rules with respect to the submission of director nominations. A written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any stockholder nomination.

Q.    How can I communicate with the Board of Directors?

A.
Stockholders may communicate with the Board of Directors by sending a letter to the Board of Directors of True Religion Apparel, Inc., c/o Office of Assistant Secretary, 2263 E. Vernon Avenue, Vernon, California 90058. Each communication must contain a clear notation indicating that it is a "Stockholder—Board Communication" or "Stockholder—Director Communication," and each communication must identify the author as a stockholder. The office of the Assistant Secretary will receive the correspondence and forward it to the Chairman of the Board or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to us or our business, or is similarly inappropriate. The office of the Assistant Secretary has authority to discard any inappropriate communications or to take other appropriate actions with respect to any inappropriate communications.

ITEM 1:    ELECTION OF DIRECTORS

        Our Board of Directors consists of seven members, six of whom are independent within the director independence standards of the NASDAQ Global Market, or NASDAQ. On the recommendation of our Nominating and Governance Committee, we are proposing to re-elect all of the existing Board members. Consequently, at the Annual Meeting, a total of seven directors will be elected to hold office until the 2012 annual meeting of stockholders or until their successors have been elected and qualified.

Vote Required

        The seven director nominees receiving the most votes at the Annual Meeting will be elected. The Board recommends that you vote "FOR" the election of each of the nominees listed below.

        Unless otherwise instructed, the proxyholders will vote the proxies received by them for the seven nominees named below. If any of our nominees is unable or declines to serve as a director at the time of the Annual Meeting, the Board may designate a substitute nominee or reduce the size of the Board. If the Board designates a substitute nominee, the proxies will be voted for such nominee. It is not presently expected that any of the nominees named below will be unable or will decline to serve as a director.

        The Board proposes the election of the following nominees as directors:

Mr. Jeffrey Lubell Mr. Joseph Coulombe Mr. Robert L. Harris, II Mr. Mark S. Maron	Mr. Marcello Bottoli Mr. G. Louis Graziadio, III Mr. Seth R. Johnson

        If elected, the foregoing seven nominees are expected to serve until the 2012 annual meeting of stockholders. The seven nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected.

        The principal occupation and certain other information about the nominees and certain executive officers are set forth on the following pages.

        THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED ABOVE.

DIRECTORS AND EXECUTIVE OFFICERS

        The following tables set forth certain information with respect to our directors and officers. The following persons serve as our directors:

Directors	Age	Present Position
Jeffrey Lubell	55	Chairman of the Board, Chief Executive Officer and Chief Merchant
Marcello Bottoli	49	Director
Joseph Coulombe	80	Director
G. Louis Graziadio, III	61	Director
Robert L. Harris, II	52	Director
Seth R. Johnson	57	Director
Mark S. Maron	55	Director

        The following persons serve as our executive officers:

Executive Officers	Age	Present Position
Jeffrey Lubell	55	Chairman of the Board, Chief Executive Officer and Chief Merchant
Michael Egeck	52	President
Lynne Koplin	54	Chief Operating Officer
Peter F. Collins	46	Chief Financial Officer and Assistant Secretary

        Our executive officers are appointed by and serve at the discretion of the Board. There are no family relationships between any director and any executive officer.

        Jeffrey Lubell, age 55, has served as our Chairman of the Board of Directors, Chief Executive Officer and Chief Merchant since June 2003. Mr. Lubell is also Chief Executive Officer of our wholly owned subsidiary company, Guru Denim, Inc., a company founded by Mr. Lubell in November 2002. From 2001 to May 2002, Mr. Lubell was the President and Creative Director (Men's) of Hippie Jeans based in Commerce, California, where Mr. Lubell was responsible for creative design concepts and establishing and managing the company's presence at national and regional trade shows. From 1998 to 2001, Mr. Lubell was the Vice President and Creative Director of Jefri Jeans & Bella Dahl based in Los Angeles, California. From 1978 to 1998, Mr. Lubell was the President and CEO of Jeffrey Lubell Textiles, based in Los Angeles, California, a textile design and distribution firm that Mr. Lubell founded. With over 30 years of multifaceted experience in the textile industry, including both creative and managerial roles, Mr. Lubell brings a combination of business skill and innovation to the Board of Directors. His past positions have afforded him unique insights into the operational, promotional, branding and creative requirements of a high-end textile company.

        Marcello Bottoli, age 49, has been a Director since March 2009. Mr. Bottoli served as Chief Executive Officer of Samsonite Corporation from March 2004 through January 2009. From September 2001 until March 2004, Mr. Bottoli served as division Chief Executive Officer at Louis Vuitton Malletier S.A. Prior to Louis Vuitton, Mr. Bottoli was Executive Vice President of Reckitt Benckiser PLC. Mr. Bottoli currently serves on the board of directors of International Flavors & Fragrances, Inc. (NYSE:IFF), a global creator of flavors and fragrances, Ratti SpA, an Italian fashion textile company, and Pandora A/S and is a partner at Virima Consulting & Investments LLP. Mr. Bottoli's international management experience in the field of consumer products generally, and premium brands in particular, as both an executive and director, brings an additional perspective to the Board related to international business and the global consumer market.

        Joseph Coulombe, age 80, has been a Director since May 2005. Mr. Coulombe has been engaged in independent management consulting since April 1995. Previously, he was employed in an executive capacity by several retailing and grocery businesses, and as an independent business consultant. From February 1995 to April 1995, Mr. Coulombe served as President and Chief Executive Officer of Sport

Chalet, Inc., a sporting goods retailer. From February 1994 to January 1995, Mr. Coulombe served as Chief Executive Officer of Provigo Corp., a wholesale and retail grocer. Mr. Coulombe is the founder of Trader Joe's, a specialty food grocery chain, and served as its Chief Executive Officer from 1957 to 1989. Mr. Coulombe also serves as a member of the Board of Directors of Cost Plus, Inc. With more than 50 years of business experience, both building his own enterprise and advising others as a consultant, Mr. Coulombe is a skilled business leader with particular expertise and insights on delivering merchandise to consumers. As a result of his substantial executive experience and service as a director for public companies Mr. Coulombe brings the strong financial expertise necessary to lead the Board of Directors' Audit Committee.

        G. Louis Graziadio, III, age 61, has been a Director since May 2005. Mr. Graziadio is President and Chief Executive Officer of Second Southern Corp., the managing partner of Ginarra Partners, L.L.C., a closely-held California company involved in a wide range of investments and business ventures. He is also Chairman of the Board and Chief Executive Officer of Boss Holdings, Inc., a distributor of work and hunting gloves, rainwear, rain boots, industrial apparel, pet products, specialty merchandise, and wireless accessories for electronic and mobile devises. Mr. Graziadio is also currently a director of Acacia Research Corporation. Mr. Graziadio served as a director of Rosetta Resources, Inc. until May 2008. From 1984 through 2000, Mr. Graziadio served as a director of Imperial Bancorp, parent company of Imperial Bank, a Los Angeles based commercial bank acquired by Comerica Bank in January 2001. Mr. Graziadio, and companies with which he is affiliated, are significant shareholders in numerous private and public companies. Since 1978, Mr. Graziadio has been active in restructurings of both private and public companies, as well as corporate spin-offs and IPOs. Mr. Graziadio's experience in the consumer apparel industry, as an executive and as an investor, and his years of experience as director of various companies enables him to offer advice and guidance to the Company's management and makes him a valuable part of the Board of Directors.

        Robert L. Harris, II, age 52, has been a Director since May 2005. Mr. Harris has served as President of Acacia Research Corporation since July 2000 and as a director since April 2000. Acacia Research Corporation is the holding company of Acacia Technologies, which develops and licenses intellectual property to the electronics and media industries. Mr. Harris was previously the President and Director of Entertainment Properties Trust from 1997 to July 2000. Mr. Harris brings to the Board his knowledge and experience in intellectual property matters, as well as significant capabilities in operational, financial and strategic planning matters.

        Seth R. Johnson, age 57, was appointed to the Board of Directors in March 2010. From 2007 to 2009 Mr. Johnson was an instructor in business strategy at Chapman University's Argyros School of Business and Economics. Mr. Johnson served as a director of DEI Holdings, Inc. from 2007-2009. From 2005 to 2006, Mr. Johnson served as the Chief Executive Officer of Pacific Sunwear of California. From 1999 to 2004, Mr. Johnson was the Chief Operating Officer of Abercrombie & Fitch, and was its Chief Financial Officer from 1992 to 1998. During this period, Mr. Johnson led Abercrombie & Fitch's initial public offering and participated in business growth from sales of $85 million to over $2 billion. With over 30 years of retail experience, including significant executive experience, Mr. Johnson is well positioned to provide operational, financial and strategic planning insights with respect to the growth of the Company's business and brand.

        Mark S. Maron, age 55, has been a Director since May 2005. Mr. Maron is a private investor. From September 2005 to December 2008, Mr. Maron was a founding principal with Birchmont Capital Advisors, LLC, a real estate private equity firm. Mr. Maron served as a Managing Director of investment banking in the Los Angeles office of Lehman Brothers, Inc. from 2000 to 2005. Previously, Mr. Maron was with Credit Suisse First Boston Corporation from 1983 to 2000 where he was responsible for managing the firm's western region investment banking effort and coverage of CSFB's financial institution clients in the western United States. Mr. Maron's long-standing investment banking experience makes him a valuable part of the Board of Directors in a volatile economic environment, as well as providing keen insight in the area of stockholder relations.

        Michael Egeck, age 52, became the President of our company on June 4, 2010. Prior to joining the Company, Mr. Egeck was the interim President of Affliction Holdings, LLC, a private apparel company located in Seal Beach, California. From August 2007 to June 2009, Mr. Egeck served as President of VF Corporation's ("VF") Contemporary Brand Coalition and Chief Executive Officer of Seven For All Mankind, where he was responsible for establishing and leading the multi-brand VF coalition consisting of the following brands: lucy Activewear, Splendid, Ella Moss, and John Varvatos, in addition to Seven For All Mankind. From August 2006 to August 2007, Mr. Egeck was Chief Executive Officer of Seven For All Mankind LLC, which preceded its sale to VF in August 2007. From July 2004 to August 2006, Mr. Egeck served as President of VF Outdoor, Inc., where he was responsible for VF Outdoor, Inc.'s multi-brand outdoor portfolio consisting of the following brands: The North Face, JanSport, Eastpak, Vans, Napapijri, and Reef. From December 2000 to July 2004, Mr. Egeck served as President of The North Face, Inc.

        Lynne Koplin, age 54, became the Chief Operating Officer of our company on January 4, 2010. Prior to joining our company, and since July 2005, Ms. Koplin served as President of the women's division of Tommy Bahama, Inc., a maker of luxury lifestyle clothing and accessories. Prior to Tommy Bahama, from April 1999 to June 2005, Ms. Koplin served as President and Chief Executive Officer of Apparel Ventures, Inc., a manufacturer and marketer of branded women's swimwear. Ms. Koplin's additional experience includes executive-level roles at Authentic Fitness, a division of Warnaco, and Cole of California.

        Peter F. Collins, age 46, became the Chief Financial Officer of our company on March 26, 2007. Mr. Collins served as divisional vice president, corporate controller and principal accounting officer for Nordstrom, Inc. from 2004 to March 2007. From 2002 to 2004, Mr. Collins served in various financial roles with Albertson's, Inc., most recently as group vice president and controller. Prior to that, from 1998 until 2002, Mr. Collins was a partner with Arthur Andersen, serving clients in the healthcare, retail, distribution and manufacturing industries.

FURTHER INFORMATION CONCERNING THE BOARD

Director Independence

        The Board has determined that each of Marcello Bottoli, Joseph Coulombe, G. Louis Graziadio, III, Robert L. Harris, II, Seth R. Johnson, and Mark S. Maron has no material relationship with us and is an "independent director" within the director independence standards of NASDAQ. Jeffrey Lubell does not meet the aforementioned independence standards as Mr. Lubell serves as our Chief Executive Officer and Chief Merchant.

Board Committees

        Our Board has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Other committees may be established by the Board from time to time. Following is a description of each of the committees and their composition.

        Audit Committee.    Our Audit Committee consists of four directors: Messrs. Coulombe (Chairman), Graziadio, Harris and Johnson. Our Board has determined that Mr. Coulombe qualifies as an "audit committee financial expert" as that term is defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act and that all members of the Audit Committee are "independent" under NASDAQ independence standards, meet the criteria for independence as set forth in the Exchange Act, have not participated in the preparation of our financial statements at any time during the past three years, and are able to read and understand fundamental financial statements. During 2010, the Audit Committee held seven meetings.

        Our Audit Committee charter is available at http://www.truereligionbrandjeans.com. Among other things, the charter calls upon the Audit Committee to:

  •
  engage and replace the independent registered public accounting firm as appropriate;

  •
  evaluate the performance of, independence of and pre-approve all services provided by the independent registered public accounting firm;

  •
  discuss with management and the Company's independent registered public accounting firm the quality of our accounting principles and financial reporting;

  •
  oversee our internal controls; and

  •
  provide a whistleblower hotline for stakeholders to alert the board of directors to material internal control matters.

        Compensation Committee.    Our Compensation Committee consists of three members: Messrs. Maron (Chairman), Graziadio and Harris. The Board has determined that all of the Compensation Committee members qualify as "independent" under NASDAQ independence standards, are "non-employee directors" under Exchange Act Rule 16b-3, and are "outside directors" under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The Compensation Committee met seven times during 2010.

        Our Compensation Committee charter is available at http://www.truereligionbrandjeans.com. Among other things, the charter calls upon the Compensation Committee to assist the Board of Directors in:

  •
  ensuring a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and ensure that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and the Company;

  •
  establishing the compensation of all of our executive officers; and

  •
  administering the Company's equity incentive programs.

        The Compensation Committee is responsible for overseeing the determination, implementation and administration of remuneration, including compensation, benefits and perquisites, of all executive officers and other members of senior management whose remuneration is the responsibility of the Board of Directors. The Compensation Committee seeks the views of our Chief Executive Officer and Chief Merchant with respect to establishing appropriate compensation packages for the executive officers (other than his own compensation package). The Compensation Committee also has the authority to delegate its responsibilities to subcommittees of the Compensation Committee if it determines such delegation would be in the best interest of the Company.

        The Compensation Committee has the authority to retain independent counsel, or other advisers as it deems necessary, in connection with its responsibilities at the Company's expense. In 2010 the Compensation Committee engaged Steven Hall & Partners, LLC as its compensation consultant. The Compensation Committee may request that any of our directors, officers or employees, or other persons attend its meetings to provide advice, counsel or pertinent information as the Committee requests.

        Nominating and Governance Committee.    Our Nominating and Governance Committee consists of four members: Messrs. Harris (Chairman), Bottoli, Graziadio and Maron. Our Board has determined that all members of the Nominating and Governance Committee qualify as "independent" under

NASDAQ independence standards. The Nominating and Governance Committee met once during 2010.

        Our Nominating and Governance Committee charter is available at http://www.truereligionbrandjeans.com. Among other things, the charter calls upon the Nominating and Governance Committee to:

  •
  oversee our director nomination and corporate governance functions;

  •
  develop criteria for selecting new directors and to identify individuals qualified to become members of our Board and members of the various committees of our Board;

  •
  recommend director nominees to our Board for election at the annual meeting of stockholders; and

  •
  oversee and administer our Corporate Code of Conduct.

        Public Availability of Corporate Governance Documents.    Our key corporate governance documents, including our Corporate Code of Conduct, our Corporate Governance Guidelines and the charters of our Audit Committee, Compensation Committee and Nominating and Governance Committee, are available on our corporate website and available in print to any stockholder who requests them from our Assistant Secretary.

Director Attendance

        During 2010, our Board held eleven meetings. Each director attended at least 75% of the aggregate of the meetings of our Board and the meetings of each committee of which that director is a member.

Executive Sessions of the Board

        Our independent directors meet regularly in executive session without management to review the performance of management and our Company and any related matters. Generally, executive sessions are held in conjunction with regularly scheduled meetings of our Board. We expect our Board to have a least four executive sessions each year.

Board Leadership

        Our Company is led by its founder, Mr. Lubell, who has served as Chairman of the Board and Chief Executive Officer since June 2003. We believe that combining the role of Chairman of the Board and Chief Executive Officer promotes unified leadership and direction for our Company and provides for a single, clear focus for management to execute the Company's strategy and business plan. Mr. Lubell's industry expertise and intimate knowledge of the Company's operations and strategy make him uniquely positioned and qualified to serve in these capacities, and we believe Mr. Lubell is seen by our customers, business partners, investors and other stakeholders as providing strong leadership and vision for the Company.

        The Company does not have a lead director and does not believe that appointing a lead director would materially impact the performance of the Board of Directors, as it currently employs a variety of structural and operational controls that serve the same purpose. For example, our independent directors meet regularly in executive sessions, and the three chairs of the committees of the Board of Directors rotate in presiding at these sessions. This allows independent directors to speak candidly on any matter of interest, without the Chief Executive Officer or other management present. Moreover, each committee chair acts as "presiding director" for Board discussions on topics within the sphere of his committee. All Board members are free to suggest the inclusion of items on Board of Directors and committee meeting agendas, and, to the fullest extent possible, all meeting materials and presentations are distributed to the Board of Directors in advance, allowing efficient use of time during meetings for questions and comprehensive deliberations. All Board members have direct and complete access to the Company's management at all times, subject to reasonable time constraints and their judgment. Additionally, the Chief Executive Officer's performance and compensation are evaluated and determined by the compensation committee of the Board of Directors, which is comprised solely of independent directors. Finally, each committee, all of which are comprised solely of independent directors, has the right at any time to retain independent outside financial, legal or other advisors.

Risk Oversight

        The Board oversees an enterprise wide approach to risk management, designed to support the achievement of the Company's objectives and to maintain stockholder value. The fully-independent Audit Committee is primarily responsible for overseeing the Company's exposure to financial risk and reviewing the steps the Company's management has taken to monitor and control that exposure. The Audit Committee meets at least once per quarter, in addition to periodic meetings with management and internal and independent auditors to accomplish its purpose. While the Audit Committee has primary responsibility for overseeing risk management, the full Board participated in an annual enterprise risk management assessment in 2009, which was led by the Company's management. This assessment included a discussion of the Company's most significant risks as well as a centralized evaluation and determination of the Company's risk appetite, to ensure consensus and mutual understanding between the Board and management. The Board periodically updates this assessment and reviews risks with management in connection with the Company's implementation of its strategy and business plan and as risk may arise from time to time. Additionally, each of our committees considers the risks within its area of responsibilities.

Board Qualification and Selection Process

        Our Nominating and Governance Committee reviews, evaluates and proposes prospective candidates for our Board, recommends director nominees for selection to our Board, and based upon this recommendation, our Board selects the nominees for election as directors. The goal of the Nominating and Governance Committee is to maintain a strong and experienced Board and to ensure that each member of our Board possesses the highest personal and professional ethics and integrity and is devoted to representing our best interests and the best interests of our stockholders. The application of these factors involves the exercise of judgment and as a result the Nominating and Governance Committee does not have a standard set of fixed qualifications that it applies to all potential candidates for nomination. Although the Nominating and Governance Committee does not have a formal policy with respect to diversity, one of the factors that it considers when evaluating potential candidates for nomination is diversity. The Nominating and Governance Committee values all types of diversity, including diversity of viewpoint, background, technical skills, industry knowledge and experience and takes such diversity into account when considering the overall mix of qualifications of candidates for nomination to our Board. The Nominating and Governance Committee therefore seeks candidates for nomination to our Board who increase the diversity of our Board in all respects.

        The Nominating and Corporate Governance Committee also considers candidates recommended by our stockholders, provided that the recommendations are made in accordance with the procedures required under our bylaws, as summarized in the "Questions and Answers" section of this Proxy Statement.

Stockholder Meeting Attendance

        As a general matter, all of our directors are encouraged to attend our annual meetings of stockholders. All of our directors attended the 2010 annual stockholders meeting.

Compensation Committee Interlocks and Insider Participation

        During 2010, the Compensation Committee consisted of Messrs. Maron, Graziadio and Harris. None of these individuals was one of our officers or employees at any time during 2010 or prior to 2010. None of our executive officers has served on the board of directors or on the compensation committee of any other entity which had officers who served on our Board or our Compensation Committee.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Program Objectives and Overview

        We believe that compensation of our executive and other officers should be directly and materially linked to our operating performance. We believe that the performance of individual officers is best viewed through the impact of their performance on our performance as reflected by achievement of annual performance targets that we consider to be drivers of long-term stockholder value. As a result, for executive officers, our compensation programs focus on our performance, rather than individual performance. Our executives with the most senior leadership positions within our organization have the greatest ability to influence our performance. Both the annual and long-term incentive awards as a percentage of total compensation for these executives are greater than that of our other employees.

        The fundamental objectives of our compensation program are to attract, retain and motivate top-quality officers through compensation that is competitive with the market and industry in which we compete for talent and align the interests of our officers and senior management with the interests of our stockholders. We seek to promote service longevity and to provide our executives with long-term wealth accumulation opportunities, assuming that we are able to maintain a high-level of financial and stock performance. The Compensation Committee evaluates both performance and compensation annually to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our Comparison Group (as discussed below).

        Overall, we have designed our compensation program to:

  •
  support our business strategy and business plan by clearly communicating what is expected of executive and other officers with respect to goals and by rewarding them for the achievement of results relative to goals;

  •
  recruit, motivate and retain executive talent; and

  •
  create a direct performance alignment with value for stockholders.

        We seek to achieve these objectives through a variety of compensation elements:

  •
  annual base salary;

  •
  an annual cash performance award, the payment of which is conditioned on meeting pre-established performance goals;

  •
  long-term incentive compensation, delivered in the form of performance and service based restricted stock awards that are earned based on the factors described below and that are designed to align executive officers' interests with those of stockholders by rewarding outstanding performance and providing long-term incentives; and

  •
  other executive benefits and perquisites.

        The Compensation Committee also retains the authority to grant additional bonuses, solely in its discretion following review of individual performance of the Named Executive Officers. The purpose of the discretionary bonus is to reward exceptional individual performance. To date, the Compensation Committee has not awarded any additional discretionary bonuses.

        We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. Base salaries, company paid health insurance, and severance and other termination benefits are all primarily intended to attract, motivate and retain qualified executives. These are the elements of our current executive compensation program where the value of the benefit in any given year generally is fixed. We believe that in order to attract, motivate and retain leading executives, we need to provide executives with predictable benefit amounts that reward the executive's continued service.

        Our annual cash incentive and long term equity awards are intended to hold executives accountable and reward them for performance over our fiscal year. They also align our executives' interests with those of our stockholders and help us attract, motivate and retain executives. The long-term equity incentives generally vest on a longer-term basis and are designed to reward performance and continued employment over more than one year. These elements of our current executive compensation program are designed to reward performance and the creation of stockholder value.

        Consistent with our compensation philosophies, our goal for 2010 was to provide each Named Executive Officer with a current executive compensation package that was competitive in light of the compensation paid to comparable executives at companies in the Comparison Group. The Compensation Committee also considered a number of other factors, including level of experience, length of service, scope of duties, pay history, internal pay equity considerations, the financial performance of the Company, broad trends in executive compensation generally, and any employment agreement benefits to which the officer may be entitled. These factors, when considered together, were used as a basis for making compensation decisions on a position by position basis.

        In setting the compensation for our Chief Executive Officer, the Compensation Committee takes into account his additional role as Chief Merchant pursuant to which he leads our design team and is instrumental in the design and development of the merchandise that drive our long term net sales and net income growth. The Compensation Committee took note of the fact that these functions at many of our competitors are performed by more than one executive and compensated accordingly. The difference in the total direct compensation awarded to our Chief Executive Officer relative to the total direct compensation awarded to each of our other executive officers is generally attributable to differences in the Compensation Committee's assessment of the officers' relative contributions to the performance of the Company, benchmarking data for the positions held by them and general trends in executive compensation. Based on competitive data reviewed by the compensation consultant retained by the Committee, the total direct compensation provided to the chief executive officer position is typically higher than that for other executive officers at companies in our Comparison Group and other public companies generally. These differences are generally more pronounced in cases in which the chief executive officer acts in multiple roles.

        In 2010 the Compensation Committee engaged Steven Hall & Partners, LLC, which we refer to throughout this discussion as SH&P, as its compensation consultant. With the assistance of SH&P, the Compensation Committee established a comparison group of companies, which we refer to as the "Comparison Group". In establishing the Comparison Group, SH&P selected 18 companies using selection factors previously established by the Compensation Committee, including design dependent premium brands, specialty retail operations, international operations, and performance. These companies are Abercrombie & Fitch Co., Aeropostale, Inc., Bebe Stores, Inc., Buckle, Inc., Carter's, Inc., Chicos' FAS, Inc., Coach, Inc., Deckers Outdoor Corp., Guess?, Inc., J. Crew

Group, Inc., Lululemon Athletica, Inc., New York & Co., Inc., Pacific Sunwear of California, Phillips-Van Heusen Corp., Polo Ralph Lauren Corp., Steven Madden, Ltd., Tween Brands, Inc., and Wolverine World Wide, Inc. The information gathered from this Comparison Group included base salary, cash incentive compensation and equity incentive compensation. A review of the compensation of companies in our Comparison Group indicated that with regard to targeted total direct compensation our Chief Executive Officer and Chief Merchant, our President and our Chief Financial Officer ranked above the 75th percentile and our Chief Operating Officer ranked between the 50th and 75th percentile. However, a substantial portion of each Named Executive Officer's compensation is variable and earned only upon the achievement of performance goals. If the performance goals are not met, actual pay for our Named Executive Officers would be ranked below the 25th percentile.

Governance

        The Compensation Committee oversees our executive compensation and benefit plans and practices, and establishes management compensation policies and procedures to be reflected in the compensation program offered to our executive officers. The Compensation Committee operates under the written charter approved by the entire Board of Directors, a copy of which is available at http://www.truereligionbrandjeans.com. Each of the members of the Compensation Committee meets the definition of "outside director" for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee administers our equity incentive plans and our cash bonus plans, including granting performance awards, establishing performance goals and certifying the achievement of the performance goals.

        The Compensation Committee has the authority to retain independent counsel, or other advisers, as it deems necessary, in connection with its responsibilities at the Company's expense. The Compensation Committee may request that any of our directors, officers or employees, or other persons attend its meetings to provide advice, counsel or pertinent information as the Committee requests.

Role of Executive Officers in Compensation Decisions

        Our Chief Executive Officer and Chief Merchant, and our Chief Financial Officer, are involved in the design, development and implementation of our executive compensation programs. These officers typically provide their input through consultation with the Chairman of the Compensation Committee and by presentation to the Compensation Committee as a whole. Our executive officers typically are not present at Compensation Committee meetings during Committee deliberations on the compensation packages to be awarded to our executive officers. Our Chief Executive Officer and Chief Merchant annually reviews the performance of each executive officer (other than his own performance which is reviewed by the Compensation Committee) and presents his conclusions and recommendations regarding base salary and incentive award opportunities to the Compensation Committee for its consideration. The Compensation Committee can exercise its discretion in accepting, rejecting and/or modifying any executive compensation recommendation.

Components of 2010 Executive Compensation

        For the fiscal year ended December 31, 2010, the principal components of compensation for the executive officers were:

  •
  base salary;

  •
  annual cash bonus;

  •
  grants of restricted stock; and

  •
  perquisites and other benefits.

  Base Salary

        The Compensation Committee reviews and approves base salaries for Named Executive Officers annually and in connection with promotions or other changes in responsibilities. In addition, our Named Executive Officers have entered into employment agreements with the Company that provide for minimum base salaries. For a more complete description of these employment arrangements, see "—Employment Agreements" below. The Compensation Committee generally reviews the base salaries for each Named Executive Officer in the first quarter of each year to set salaries. The Committee considers individual qualifications and job responsibilities, individual compensation history, pay in relation to other executives at the Company, individual job performance and future potential, as well as evaluations and recommendations by the Chief Executive Officer with respect to each other Named Executive Officer, in determining base salary. The Company's employment agreement with Mr. Lubell provides that his base salary will increase by at least five percent annually. The Committee has not established a specific formula for determining base salary increases or decreases for the other Named Executive Officers, and the weight given to each of the foregoing factors differs from individual to individual as the Compensation Committee deems appropriate.

        In determining base compensation, the Compensation Committee also considers compensation levels at similarly situated companies for similar positions, referred to as benchmarking. The Committee uses benchmarking as a point of reference for measurement, and has discretion in determining how much weight to place on the benchmarking analysis. Benchmarking helps the Compensation Committee assess whether our level of executive pay is appropriate when compared to industry standards. Our general philosophy is to provide a base salary that is at or below the midpoint of the applicable salary range for companies in the Comparison Group, particularly in light of our decision to place significant emphasis on companywide performance for compensation purposes. A review of the compensation of companies in our Comparison Group indicated that our Chief Executive Officer and Chief Merchant and Chief Financial Officer ranked between the 25th and 50th percentile with regard to base salary and our other Named Executive Officers ranked at or below the 25th percentile with respect to base salary.

        In March 2010, the Compensation Committee approved increased base salaries for certain of our Named Executive Officers. The increases were attributable to cost-of-living and market adjustments based on the level of responsibility for each Named Executive Officer and the Committee's assessment of the changing roles of the Named Executive Officers in the context of a rapidly growing company. The base salary paid to each executive officer for fiscal year 2010 is reflected in the column titled "Salary" of the Summary Compensation Table on page 22 of this Proxy Statement.

  Annual Cash Performance Awards

        We grant annual cash performance awards that are designed to create a direct link between performance and compensation for our Named Executive Officers by providing cash compensation that is at-risk and contingent on the achievement of overall company performance. Performance awards provide our Named Executive Officers with the potential for an award based on the achievement of one or more levels of performance to be attained with respect to one or more performance criteria, which we refer to as "performance goals." The Compensation Committee approves threshold, target and maximum performance goals and potential cash incentive awards within three months of the beginning of each performance period. Actual cash incentive amounts are calculated based on the extent to which the pre-established performance goals are achieved. The Compensation Committee certifies the attainment level of all goals and approves specific payments to executive officers. The Compensation Committee also reviews the performance of each Named Executive Officer and may reduce (but not increase) actual cash incentive payments.

        For 2010, the Compensation Committee set targets based on our earnings before interest and income tax expenses after adjustment for significant items that the Compensation Committee determined were not representative of our core operations for the relevant performance period ("Adjusted EBIT"). The Compensation Committee used Adjusted EBIT to set targets after taking into account the advice of the compensation consultant regarding measures of performance used by the Comparison Companies and after taking into account the compensation philosophy of the Company. The Compensation Committee set the specific performance targets for fiscal 2010 so that the Named Executive Officers would be eligible to receive the target level awards if the Company achieved Adjusted EBIT of 108% of 2009 Adjusted EBIT, taking into account that, at the time 2010 performance goals were set, the Company continued to face a very difficult retail and wholesale environment that would require outstanding performance to achieve the targeted goals. By setting this target level for awards, the Compensation Committee believed the performance targets were challenging in light of industry and market conditions and trends in the general economy.

        Depending on performance against the pre-established goals for fiscal 2010, the Named Executive Officers were eligible to receive a cash incentive bonus of between 49% and 258% of base salary at threshold performance, between 99% and 465% of base salary at target performance and between 132% and 579% of base salary at maximum performance. The percentage incentive amounts generally increase as an executive's responsibilities increase. The cash incentive opportunity for Mr. Lubell was higher than the other Named Executive Officers principally due to his dual role as Chief Executive Officer and Chief Merchant, his greater ability to influence broader areas of the company's business and competitive market rates for his position.

        Bonus opportunities for 2010 for Messrs. Lubell, Egeck, Koplin, Collins and Buckley were as follows:

	Bonus Opportunity(1)
Named Executive Officer	Threshold $67.08 million Adjusted EBIT	Target $83.85 million Adjusted EBIT	Maximum $100.61 million Adjusted EBIT
Jeffrey Lubell	$2,414,736	$4,359,940	$5,433,156
Michael Egeck(2)	$350,000	$640,000	$1,200,000
Lynne Koplin	$234,766	$475,000	$625,921
Peter F. Collins	$234,766	$425,250	$538,441
Michael F. Buckley	$352,149	$638,466	$806,156

(1)
No cash performance awards were payable if Adjusted EBIT was below $67.08 million. Performance awards for these Named Executive Officers were interpolated for Adjusted EBIT amounts between $67.08 million and $83.85 million; and between $83.85 million and $100.61 million.

(2)
The cash performance award for Mr. Egeck is pro-rated based on the number of days from the commencement of Mr. Egeck's employment to the end of 2010.

        On February 10, 2011, the Compensation Committee certified the Adjusted EBIT achieved by the Company for fiscal year 2010. In determining whether the performance goals were achieved in 2010 the Compensation Committee excluded certain expenses related to the termination of the Company's former President and expenses related to the Company's international expansion efforts. As a result each of our Named Executive Officers was paid an annual cash performance award for fiscal year 2010, which is reflected in the column titled "Non-Equity Incentive Plan Compensation" of the Summary Compensation Table on page 22 of this Proxy Statement.

  Grants of Restricted Stock Awards

        The long-term incentive compensation component provides annual awards that are performance based. The objective of the program is to align compensation for executive officers over a multi-year period directly with the interests of our stockholders by motivating and rewarding creation and preservation of long-term stockholder value. Equity ownership for all of our executive officers, other officers, and senior managers is important for purposes of motivation, retention, and alignment with stockholders.

        We do not have, nor do we intend to have, a program, plan or practice to select the grant dates of restricted stock for executive officers in coordination with the release of material non-public information. Restricted stock awards are typically reviewed and granted during the first quarter of each year. All restricted stock awards for executive officers are granted on the date the Compensation Committee approves the awards using the fair market value of the Company's common stock at the close of that business day.

        In March 2010, our Compensation Committee approved grants of 387,636 shares of restricted stock to our Chief Executive Officer and Chief Merchant, former President, Chief Operating Officer, and Chief Financial Officer under our 2009 Equity Incentive Plan. Additionally, pursuant to Mr. Egeck's employment agreement, in June 2010, Mr. Egeck was granted 59,401 shares of restricted stock under our 2009 Equity Incentive Plan. These shares of restricted stock were performance based and vested only if the Company met or exceeded pre-established goals of Adjusted EBIT for fiscal year 2010. The fiscal 2010 Adjusted EBIT performance goals approved by the Compensation Committee with respect to annual long-term equity incentive awards were the same as those approved for cash incentive awards discussed above under "—Annual Cash Performance Awards." Depending on performance against the pre-established goals for fiscal 2010, the restricted stock awards granted to the Named Executive Officers vested at an approximate value of between 168% and 343% of base salary at threshold performance, between 274% and 490% of base salary at target performance and between 358% and 607% of base salary at maximum performance. For these purposes, the restricted stock is valued at the same price as the Company's unrestricted common stock on the grant date.

        The percentage of base salary for annual long-term equity incentive awards varies depending on the executive's level of responsibility, with more senior executive officers generally eligible to receive a higher percentage of compensation subject to financial performance. The long-term equity incentive award for Mr. Lubell was higher than the other Named Executive Officers principally due to his dual role as Chief Executive Officer and Chief Merchant, his greater ability to influence broader areas of the company's business and competitive market rates for his position.

	Performance Based Restricted Share Opportunity(1)
Named Executive Officer	Threshold $67.08 million Adjusted EBIT	Target $83.85 million Adjusted EBIT	Maximum $100.61 million Adjusted EBIT
Jeffrey Lubell	102,459	136,612	170,765
Michael Egeck	37,780	54,850	59,401
Lynne Koplin	27,322	44,399	58,060
Peter F. Collins	29,884	42,977	52,937
Michael F. Buckley	59,768	85,549	105,874

(1)
No performance awards were payable if Adjusted EBIT was below $67.08 million. Performance awards were interpolated for Adjusted EBIT amounts between $67.08 million and $83.85 million; and between $83.85 million and $100.61 million.

        On February 10, 2011, the Compensation Committee certified the Adjusted EBIT achieved by the Company for fiscal year 2010. In determining whether the performance goals were achieved in 2010 the Compensation Committee excluded certain expenses related to the termination of the Company's former President and expenses related to the Company's international expansion efforts. As a result, each executive officer earned the following number of restricted shares of which two-thirds vested on March 24, 2011 and one-third will vest on March 24, 2012, except with respect to Mr. Egeck whose shares will vest two-thirds on June 4, 2011 and one-third on June 4, 2012, subject in each case to the terms of the grant and each executive officer's respective employment agreement:

Named Executive Officer	Number of Performance Restricted Shares Earned
Jeffrey Lubell	119,211
Michael Egeck	46,153
Lynne Koplin	35,698
Peter F. Collins	36,306
Michael F. Buckley (1)	48,278

(1)
Pursuant to the terms of his employment agreement, Mr. Buckley was entitled to retain any shares that vested within twelve months of the termination of his employment subject to the satisfaction of all other vesting criteria.

        In addition to performance based awards, the long-term incentive compensation component from time to time includes non-performance based equity incentive awards granted in connection with the attracting and hiring of highly skilled executive officers.

        In January 2010, in connection with her hiring, Ms. Koplin, our Chief Operating Officer, was granted 50,000 shares of restricted stock under our 2009 Equity Incentive Plan to vest in two equal installments on January 4, 2011 and January 4, 2012.

        In June 2010, in connection with his hiring, Mr. Egeck, our President, was granted 100,000 shares of restricted stock outside of our 2009 Equity Incentive Plan, effective on the date of the commencement of employment to vest in three equal annual installments beginning on the first anniversary of the date of commencement of employment.

  Burn Rate Policy

        In administering the long-term equity incentive compensation component of our compensation program, we actively manage our awards in accordance with a target "burn rate." The burn rate measures the potential dilutive effect of our annual equity awards. In May 2009, we committed that with respect to shares of our common stock reserved under our 2009 Equity Incentive Plan, the burn rate of equity awards would not exceed an average of 3.44% per fiscal year through our fiscal year ending December 31, 2011. Under this policy we recalculate our burn rate at the end of each fiscal year. For this purpose, we define burn rate as the adjusted total number of equity awards made in a given year divided by the weighted common shares outstanding. The adjusted total number of equity awards is equal to the sum of the number of shares of our common stock subject to options and other equity-based awards granted during the year as adjusted to reflect "full value." The full value adjustment counts one share of our common stock subject to a full value award as equivalent to:

  •
  1.5 shares if our annual common stock price volatility is 54.6% or higher;

  •
  2 shares if our annual common stock price volatility is at least 36.1% but less than 54.6%;

  •
  2.5 shares if our annual common stock price volatility is at least 24.9% but less than 36.1%,

  •
  3.0 shares if our annual common stock price volatility is at least 16.5% but less than 24.9%,

  •
  3.5 shares if our annual common stock price volatility is at least 7.9% but less than 16.5%. and

  •
  4 shares if our annual common stock price volatility is less than 7.9%.

        The total number of restricted shares awarded in 2010 pursuant to our 2009 Equity Incentive Plan was 455,516. Our annual common stock price volatility in 2010 was 48.5% and as of December 31, 2010 the weighted common shares outstanding was 24,495,000. For 2010, our burn rate was 3.72% and our average burn rate with respect to shares of our common stock reserved under our 2009 Equity Incentive Plan from 2009 through 2010 was 1.95%. The following table summarizes the burn rate of shares awarded under the 2009 Equity Incentive Plan for 2010, 2009 and for the average of 2010 and 2009:

Shares Awarded Under 2009 Equity Incentive Plan	2010	2009	2009 – 2010 Average
Service Based Restricted Shares Granted	146,079	26,500
Performance Based Shares Earned	309,437	0

Total Shares Awarded Pursuant to 2009 Equity Incentive Plan	455,516	26,500
Basic Weighted Shares Outstanding	24,495,000	23,993,000
Unadjusted Burn Rate	1.86%	0.11%
Full Value Adjustment	2.0	1.5
Adjusted Burn Rate	3.72%	0.17%	1.95%

  Perquisites

        In order to better enable us to attract and retain highly skilled executive officers and to round out a competitive compensation package for our Named Executive Officers, we provide our Named Executive Officers with perquisites and other benefits that we believe are reasonable and consistent with our overall compensation philosophy and objectives. The Compensation Committee periodically reviews the levels of perquisites and other benefits provided to our Named Executive Officers.

        Our Named Executive Officers receive paid car allowances and Mr. Lubell, Mr. Egeck and Ms. Koplin receive fully-paid health insurance.

        The attributed costs and a more detailed description of the perquisites and other personal benefits that we provided each of our Named Executive Officers for fiscal year 2010 are included in the column titled "All Other Compensation," and in the accompanying footnotes, of the Summary Compensation Table on page 22 of this Proxy Statement.

  Change in Control Provisions

        Our Named Executive Officers have change in control provisions in their employment agreements. These provisions grant these officers certain compensation and accelerated vesting of equity awards in the event of a change in control. These provisions are based on market comparisons and are an important element in the retention of these executive officers. A summary of these change in control payments is set forth under the heading "Potential Payments Upon Termination or Change in Control" on page 32 of this Proxy Statement.

Risk Assessment

        The Compensation Committee, supported by its compensation consultant, has reviewed the Company's compensation policies and practices and analyzed the potential business risks inherent in such policies and practices. The Compensation Committee believes that the Company's executive compensation policies and practices do not encourage our management to take unnecessary business risks that are reasonably likely to have a material adverse effect on the Company.

Tax and Accounting Implications

  Deductibility of Executive Compensation

        The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that the Company may not deduct for federal income tax purposes annual compensation of more than $1 million paid to our Named Executive Officers (defined below), excluding our Chief Financial Officer. Performance based compensation paid pursuant to stockholder approved plans is not subject to this deduction limit as long as such compensation is approved by "outside directors" within the meaning of Section 162(m). Although the Compensation Committee generally intends to structure and administer executive compensation plans and arrangements so that they will not be subject to the deduction limit of Section 162(m) of the Code, the Compensation Committee may from time to time approve non-deductible payments in order to maintain flexibility in structuring appropriate compensation programs in the interests of the Company and our stockholders. For example in 2010 the Compensation Committee awarded restricted stock to the Company's new President and new Chief Operating Officer that were not intended to be performance based compensation and may not be deductible in full in future years.

        The Compensation Committee also considers the impact of other tax provisions, including the restrictions on deferred compensation set forth in Section 409A of the Code. The Compensation Committee and the Company attempt to structure the Company's compensation plans, programs and agreements in a tax-efficient manner and in a manner that avoids possible adverse tax consequences to our executive officers and other key employees.

EXECUTIVE OFFICER COMPENSATION

        The following table provides certain summary information concerning the compensation earned by our Chief Executive Officer and Chief Merchant, President, Chief Operating Officer, Chief Financial Officer, and former President, in 2010. We refer to theses officers as the Named Executive Officers.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards (1)($)		Option Awards (1)($)	Non-Equity Incentive Plan Compensation ($)	Change In Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation (2)($)	Total ($)
Jeffrey Lubell	2010	937,750	—	3,999,999	(3)	—	3,368,836	—	34,640	8,341,225
Chairman, Chief Executive	2009	851,606	—	3,280,418	(3)	—	3,914,396	—	34,595	8,081,015
Officer and Chief Merchant	2008	775,000	—	3,580,861	(3)	—	3,191,850	—	36,949	7,584,660
Michael Egeck	2010	365,000	—	3,933,190	(4)	—	284,556	—	10,628	4,593,374
President(5)	2009	—	—	—		—	—	—	—	—
	2008	—	—	—		—	—	—	—	—
Lynne Koplin	2010	475,000	—	2,250,003	(6)	—	352,598	—	21,156	3,098,757
Chief Operating Officer(7)	2009	—	—	—		—	—	—	—	—
	2008	—	—	—		—	—	—	—	—
Peter F. Collins	2010	391,230	—	1,258,367	(8)	—	328,196	—	5,317	1,983,110
Chief Financial Officer	2009	377,792	—	1,215,822	(8)	—	478,562	—	—	2,072,176
and Assistant Secretary	2008	360,000	—	1,348,739	(8)	—	360,713	—	—	2,069,452
Michael F. Buckley	2010	510,773	—	2,504,875	(10)	—	180,839	—	1,255,870	4,452,357
Former President(9)	2009	493,229	—	2,420,174	(10)	—	833,643	—	23,095	3,770,141
	2008	470,000	—	2,697,461	(10)	—	627,908	—	22,218	3,817,587

(1)
The amounts reported reflect the grant date fair value of performance shares and/or restricted shares granted in the years ended December 31, 2010, 2009 and 2008. The amounts reported do not reflect compensation actually received by the Named Executive Officers. See the columns under the heading "Estimated Future Payouts Under Equity Incentive Plan Awards" in the Grants of Plan-Based Awards table on page 24 for the number of performance shares granted in 2010.

(2)
The following table details the components of this column:

Name	Year	Car Allowance ($)	Company Paid Health Insurance ($)	Severance ($)	Total ($)
Jeffrey Lubell	2010	30,000	4,640	—	34,640
	2009	30,000	4,595	—	34,595
	2008	30,000	6,949	—	36,949
Michael Egeck	2010	8,308	2,320	—	10,628
	2009	—	—	—	—
	2008	—	—	—	—
Lynne Koplin	2010	14,400	6,756	—	21,156
	2009	—	—	—	—
	2008	—	—	—	—
Peter F. Collins	2010	5,317	—	—	5,317
	2009	—	—	—	—
	2008	—	—	—	—
Michael F. Buckley	2010	5,539	8,782	1,241,549	1,255,870
	2009	14,400	8,695	—	23,095
	2008	14,400	7,818	—	22,218
(3)
Represents the grant date fair value of both performance and non-performance shares awarded. The grant date fair value of the performance shares awarded is based upon the probable outcome of the performance condition as of the grant date, excluding the effect of estimated forfeitures. If the highest level of performance were to be assumed, the grant date value of the performance awards would be $4,999,999, $4,071,847, and $3,380,900 for 2010, 2009, and 2008, respectively. The grant date fair value of the shares awarded and actually earned was $3,490,498, $3,666,671, and $3,286,995 for 2010, 2009, and 2008, respectively.

(4)
Represents the grant date fair value of both performance and non-performance shares awarded. The grant date fair value of the performance shares awarded is based upon the probable outcome of the performance condition as of the grant date, excluding the effect of estimated forfeitures. If the highest level of performance were to be assumed, the grant date value of the performance awards would be $1,508,785 for 2010. The grant date fair value of the shares awarded and actually earned was $1,172,286 for 2010.

(5)
Mr. Egeck joined us as President in June 2010.

(6)
Represents the grant date fair value of both performance and non-performance shares awarded. The grant date fair value of the performance shares awarded is based upon the probable outcome of the performance condition as of the grant date, excluding the effect of estimated forfeitures. If the highest level of performance were to be assumed, the grant date value of the performance awards would be $1,699,997 for 2010. The grant date fair value of the shares awarded and actually earned was $1,045,237 for 2010.

(7)
Ms. Koplin joined us as Chief Operating Officer in January 2010.

(8)
Represents the grant date fair value of both performance and non-performance shares awarded. The grant date fair value of the performance shares awarded is based upon the probable outcome of the performance condition as of the grant date, excluding the effect of estimated forfeitures. If the highest level of performance were to be assumed, the grant date value of the performance awards would be $1,549,995, $1,502,573, and $1,243,300 for 2010, 2009, and 2008, respectively. The grant date fair value of the shares awarded and actually earned was $1,063,040, $1,355,768, and $1,212,004 for 2010, 2009, and 2008, respectively.

(9)
Mr. Buckley left his position as President of the Company in May 2010.

(10)
Represents the grant date fair value of both performance and non-performance shares awarded. The grant date fair value of the performance shares awarded is based upon the probable outcome of the performance condition as of the grant date, excluding the effect of estimated forfeitures. If the highest level of performance were to be assumed, the grant date value of the performance awards would be $3,099,991, $2,993,667, and $2,486,600 for 2010, 2009, and 2008, respectively. The grant date fair value of the shares awarded and actually earned was $1,413,580, $2,700,066, and $2,423,990 for 2010, 2009, and 2008, respectively.

Grants of Plan-Based Awards

        The following table sets forth information regarding grants of plan-based awards to our Named Executive Officers during the year ended December 31, 2010. No options were awarded to our Named Executive Officers during the year ended December 31, 2010.

									All Other Stock Awards: Number of Shares of Stock or Units (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)						Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Jeffrey Lubell	3/24/10	2,414,736	4,359,940	5,433,156	102,459	136,612		170,765	—		3,999,999	(3)
Michael Egeck	6/04/10	350,000	640,000	1,200,000	37,780	54,850		59,401	—		1,393,190	(4)
	6/04/10	—	—	—	—	—		—	100,000	(5)	2,540,000	(5)
Lynne Koplin	3/24/10	234,766	475,000	625,921	27,322	44,399		58,060	—		1,300,003	(3)
	1/04/10	—	—	—	—	50,000	(6)	—	—		950,000	(6)
Peter F. Collins	3/24/10	234,766	425,250	538,441	29,884	42,977		52,937	—		1,258,367	(3)
Michael F. Buckley(7)	3/24/10	352,149	638,466	806,156	59,768	85,549		105,874	—		2,504,875	(3)

(1)
These columns report the range of possible cash payouts for 2010 performance under the Annual Cash Performance Awards as described in the Compensation Discussion and Analysis beginning on page 14. The amounts shown in the Threshold, Target and Maximum columns reflect the payout opportunity associated with established levels of performance, as indicated in the Bonus Opportunity table on page 18. No payout is made if minimum performance thresholds are not met. The actual payments are reported in the Summary Compensation Table on page 22, in the column titled, "Non-Equity Incentive Plan Compensation."

(2)
These columns report the range of performance shares targeted for the performance period of the 2010 grant, beginning January 1, 2010, and ending December 31, 2010, as described in the Compensation Discussion and Analysis beginning on page 14. No performance shares vest if minimum performance thresholds are not met. The amounts shown in the threshold, target and maximum columns reflect the potential restricted awards corresponding to the established level of performance, as indicated in the Performance Based Restricted Share Opportunity Table on page 19. The grant date fair value at the target performance level for the Named Executive Officers is included in the amounts shown in the Summary Compensation Table on page 22, in the column titled, "Stock Awards."

(3)
Reflects the grant date fair value of the restricted stock award based on the probable outcome of the performance conditions as of the grant date. These shares of restricted stock are performance based and will vest two-thirds on March 24, 2011 and one-third on March 24, 2012 if the requisite targets are satisfied and the Named Executive Officer remains employed by the Company on the vesting dates. The fair value was $29.28 per share for restricted stock awarded on March 24, 2010.

(4)
Reflects the grant date fair value of the restricted stock award based on the probable outcome of the performance conditions as of the grant date. These shares of restricted stock are performance based and will vest two-thirds on June 4, 2011 and one-third on June 4, 2012 if the requisite targets are satisfied and the Named Executive Officer remains employed by the Company on the vesting dates. The fair value was $25.40 per share for restricted stock awarded on June 4, 2010.

(5)
These shares of restricted stock vest one-third on the first anniversary of the grant date, one-third on the second anniversary of the grant date, and the remaining one-third on the third anniversary of the grant date. The fair value was $25.40 per share for restricted stock awarded on June 4, 2010.

(6)
These shares of restricted stock vest one-half on the first anniversary and one-half on the second anniversary of the grant date. The fair value was $19.00 per share for restricted stock awarded on January 4, 2010.

(7)
Mr. Buckley's employment with the Company was terminated in May 2010. Please see "Outstanding Equity Awards at Year End" on page 26 for a description of the treatment of Mr. Buckley's outstanding equity awards.

Options Exercised and Stock Vested

        The following table sets forth information regarding the exercise of stock option awards and the vesting of restricted stock during the year ended December 31, 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jeffrey Lubell	—	—	287,546	7,011,801
Michael Egeck	—	—	—	—
Lynne Koplin	—	—	—	—
Peter F. Collins	—	—	122,965	3,080,240
Michael F. Buckley	—	—	295,088	7,511,966

Outstanding Equity Awards at Year End

        No option awards were outstanding at December 31, 2010.

        The following table sets forth information concerning restricted shares that had not vested and equity incentive plan awards for each of our Named Executive Officers as of December 31, 2010.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeffrey Lubell	112,982	(1)	2,514,979	—	—
	119,211	(2)	2,653,637	—	—
Michael Egeck	100,000	(3)	2,226,000	—	—
	46,153	(4)	1,027,366	—	—
Lynne Koplin	50,000	(5)	1,113,000	—	—
	35,698	(2)	794,637	—	—
Peter F. Collins	41,775	(1)	929,912	—	—
	36,306	(2)	808,172	—	—
Michael F. Buckley	48,278	(6)	1,074,668	—	—

(1)
Reflects one-third of the number of restricted stock shares earned under the performance-based award granted to the named executive officer in fiscal 2009 and which vested on February 26, 2011.

(2)
Reflects the number of restricted stock shares earned under the performance-based award granted to the named executive officer in fiscal 2010. Two-thirds of this restricted stock award vested on March 24, 2011. The remaining portion of this restricted stock award will vest on March 24, 2012.

(3)
This restricted stock award will vest in three equal annual installments on June 4, 2011, June 4, 2012, and June 4, 2013.

(4)
Reflects the number of restricted stock shares earned under the performance-based award granted to the named executive officer in fiscal 2010 and which will vest two-thirds on June 4, 2011 and one-third on June 4, 2012.

(5)
One-half of this restricted stock award vested on January 4, 2011. The remaining portion of this restricted stock award will vest on January 4, 2012.

(6)
Reflects the number of restricted stock shares earned under the performance-based award granted to the named executive officer in fiscal 2010 and which vested on March 24, 2011 (Mr. Buckley forfeited one-third of the unvested portion of the restricted stock shares granted to him in fiscal 2010 upon his termination in May 2010).

 Summary of Equity Compensation Plan

        The following table sets forth information concerning all equity compensation plans and individual compensation arrangements in effect during the year ended December 31, 2010.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders	—	—	1,610,246
Equity Compensation Plans Not Approved By Security Holders	—	—	—

Total	—	—	1,610,246

Pension Benefits

        We do not provide any pension benefits to any of our Named Executive Officers or employees.

Non-Qualified Deferred Compensation

        We do not provide any non-qualified deferred compensation to our Named Executive Officers or employees.

Employment Agreements

        We have entered into employment agreements with Jeffrey Lubell, our Chief Executive Officer and Chief Merchant; Michael Egeck, our President; Lynne Koplin, our Chief Operating Officer; Peter F. Collins, our Chief Financial Officer and Michael F. Buckley, our former President.

  Jeffrey Lubell

        Effective January 4, 2006, we entered into an employment agreement, or the CEO Agreement, with Jeffrey Lubell, pursuant to which Mr. Lubell will serve as our Chief Executive Officer and Chief Merchant. The initial term of the CEO Agreement is three years, subject to annual renewals thereafter. The CEO Agreement provides that Mr. Lubell's base salary will be $500,000 per year, subject to increase (but not decrease) in the sole discretion of our Compensation Committee. For 2011, the Compensation Committee has established Mr. Lubell's base salary at $984,638. Pursuant to the CEO Agreement, Mr. Lubell is eligible to earn an annual cash performance bonus for year 2007 and subsequent years based on achieving performance goals established by the Compensation Committee.

        The CEO Agreement provides that if we terminate Mr. Lubell's employment without Cause or if Mr. Lubell terminates his employment for Good Reason (each as defined in the CEO Agreement), then (1) Mr. Lubell will receive a severance amount of one and one-half times the sum of Mr. Lubell's base salary in effect on the date of termination plus the average annual bonus received by Mr. Lubell for the two complete years prior to the termination date, and (2) any options or other equity grants received by Mr. Lubell will be modified to reflect an additional twelve months of vesting. However, if less than one year remains in Mr. Lubell's employment term after termination, the aforementioned severance payment will equal the sum of Mr. Lubell's base salary in effect on the date of termination plus the average annual bonus received by Mr. Lubell for the two complete years prior to the termination date. In addition, if we terminate Mr. Lubell's employment without Cause or if Mr. Lubell terminates his employment for Good Reason during the one-year period following a Change in Control (as defined in the CEO Agreement), he would be entitled to receive severance equal to three times the sum of his base salary in effect on the date of termination plus the average annual bonus received by Mr. Lubell for the two complete years prior to the termination date, and all stock options, restricted stock and other equity awards would vest in full. Moreover, the CEO Agreement provides that if any payment made to Mr. Lubell is subject to the "golden parachute" excise tax imposed under the Internal Revenue Code, Mr. Lubell will be entitled to a tax gross-up payment from us to hold him harmless from the effect of such excise tax.

        Effective May 31, 2006, we entered into an Amendment to Employment Agreement, or Amendment No. 1, with Mr. Lubell, amending the CEO Agreement. Pursuant to Amendment No. 1, any payments made to Mr. Lubell in connection with a termination of his employment that are considered to be non-qualified deferred compensation for purposes of Section 409A of the Code and that otherwise would have been payable at any time during the six-month period immediately following such termination of employment will instead be paid in a lump sum as soon as practicable following the expiration of such six-month period. Additionally, any Annual Bonus (as defined in Amendment No. 1) earned by Mr. Lubell will be paid no later than March 15 of the year following the year for which the Annual Bonus is to be paid.

        Effective September 12, 2008, we entered into an Amendment No. 2 to Employment Agreement, or Amendment No. 2, with Mr. Lubell, amending the CEO Agreement as amended by Amendment No. 1. Amendment No. 2 provided that Mr. Lubell's base salary was increased to $775,000 and would thereafter increase by at least 5% annually. The initial term of Mr. Lubell's employment with us was extended through March 31, 2010, subject to automatic three-year extensions thereafter. Amendment No. 2 provides for an increase in the severance payable to Mr. Lubell in the event that we terminate his employment without Cause or if he terminates his employment for Good Reason to an amount equal to three times the sum of Mr. Lubell's base salary in effect on the date of termination plus the average annual bonus received by Mr. Lubell for the two completed years prior to the termination date. If less than one year remains in Mr. Lubell's employment term after termination, the severance payment will equal the sum of Mr. Lubell's base salary in effect on the date of termination plus the average annual bonus received by Mr. Lubell for the two completed years prior to the termination date. Mr. Lubell shall also be entitled to a pro-rated annual cash bonus if applicable performance goals are satisfied. The amount of such pro-rated cash bonus will be equal to the greater of: (i) the product of (x) the amount of the annual bonus to which Mr. Lubell would have been entitled if his employment had not been terminated, and (y) a fraction, the numerator of which is the number of days in such year through the date of termination and the denominator of which is the total number of days in such year; or (ii) the product of (x) the amount of the annual cash bonus to which Mr. Lubell would have been entitled if his employment had not been terminated, and (y) a percentage which represents that percentage of the highest applicable performance goals actually satisfied as of the end of the quarter immediately preceding the date of termination. In addition, all outstanding stock options, restricted stock and other equity awards (except for performance based awards, which will vest only upon satisfaction of the performance goals) received by Mr. Lubell shall fully vest.

        Pursuant to Amendment No. 2, if Mr. Lubell terminates his employment without Good Reason and he has been continuously employed by us for ten years or more immediately preceding his termination, then all outstanding stock options, restricted stock and other equity awards granted to Mr. Lubell under any of our equity incentive plans shall be modified to reflect full vesting upon satisfaction of any applicable vesting goals. Additionally, Mr. Lubell shall be paid a pro-rated annual bonus for any quarterly periods that have been completed during the year in which he is terminated, provided: (i) the minimum performance goals entitling Mr. Lubell to any annual bonus for all such quarters have been met or exceeded on a pro rata basis, and (ii) the minimum performance goals entitling Mr. Lubell to any annual bonus for such year have also been met or exceeded.

  Michael Egeck

        Effective June 4, 2010, we entered into an employment agreement, or the President Agreement, with Michael Egeck (which was subsequently amended in August 2010), pursuant to which Mr. Egeck will serve as our President. The initial term of the President Agreement is three years, subject to annual renewals thereafter. The President Agreement provides that Mr. Egeck's base salary will be $650,000 per year, subject to increase (but not decrease) at the discretion of our Compensation Committee or full Board of Directors. For 2011, the Compensation Committee has established Mr. Egeck's base salary at $650,000. Pursuant to the President Agreement, Mr. Egeck is eligible to earn an annual performance bonus each year based on achieving performance targets established by the Compensation Committee.

        The President Agreement provides that if we terminate Mr. Egeck's employment without Cause or if Mr. Egeck terminates his employment for Good Reason (each as defined in the President Agreement), (1) Mr. Egeck will receive a severance amount of one and one-half times (the "Severance Multiple") the sum of Mr. Egeck's base salary in effect on the date of termination and the average annual cash bonus received by Mr. Egeck for the two complete years prior to the termination date; provided that the Severance Multiple reduces to one times following June 4, 2012. Mr. Egeck shall also be entitled to a pro-rated annual cash bonus if applicable performance goals are satisfied. The amount of such pro-rated cash bonus will be equal to the greater of: (i) the product of (x) the amount of the annual cash bonus to which Mr. Egeck would have been entitled if his employment had not been terminated, and (y) a fraction, the numerator of which is the number of days in such year through the date of termination and the denominator of which is the total number of days in such year; or (ii) the product of (x) the amount of the annual cash bonus to which Mr. Egeck would have been entitled if his employment had not been terminated, and (y) a percentage which represents that percentage of the highest applicable performance goals actually satisfied as of the end of the quarter immediately preceding the date of termination. In addition Mr. Egeck will be entitled to group health insurance coverage for himself and his eligible family members for a period of 18 months following the date of termination and all outstanding equity awards (except for performance based awards, which shall vest only upon satisfaction of the performance goals), which are scheduled to vest within 12 months following the date of termination shall become immediately vested and exercisable in full; plus any restricted shares granted to Mr. Egeck as an inducement to join the Company shall become immediately vested and exercisable in full.

        Additionally, if we terminate Mr. Egeck's employment without Cause or if Mr. Egeck terminates his employment for Good Reason during the one year period following a Change in Control (as defined in the President Agreement), Mr. Egeck would be entitled to receive severance equal to three times the sum of his base salary in effect on the date of termination and the average annual cash bonus received by Mr. Egeck for the two complete years prior to the termination date, and all stock options, restricted stock and other equity awards would vest in full. The August 2010 amendment to the President Agreement also provides that if any payment or benefits received or to be received by Mr. Egeck are subject to the "golden parachute" excise tax imposed under the Internal Revenue Code, the payment and benefits will be reduced to the extent necessary so that the payment and benefits will not be subject to imposition of the excise tax, but only if the net amount of the payment or benefits received as reduced is greater than the net amount of the payment and benefits without the reduction.

  Lynne Koplin

        Effective January 4, 2010, we entered into an employment agreement, or the COO Agreement, with Lynne Koplin (which was subsequently amended in August 2010), pursuant to which Ms. Koplin will serve as our Chief Operating Officer. The initial term of the COO Agreement is three years, subject to annual renewals thereafter. The COO Agreement provides that Ms. Koplin's base salary will be $475,000 per year, subject to increase (but not decrease) at the discretion of our Compensation Committee or full Board of Directors. For 2011, the Compensation Committee has established Ms. Koplin's base salary at $475,000. Pursuant to the COO Agreement, Ms. Koplin is eligible to earn an annual performance bonus each year based on achieving performance targets established by the Compensation Committee.

        The COO Agreement provides that if we terminate Ms. Koplin's employment without Cause or if Ms. Koplin terminates her employment for Good Reason (each as defined in the COO Agreement), (1) Ms. Koplin will receive a severance amount of one and one-half times (the "Severance Multiple") the sum of Ms. Koplin's base salary in effect on the date of termination and the average annual cash bonus received by Ms. Koplin for the two complete years prior to the termination date; provided that the Severance Multiple reduces to one times following January 4, 2012. Ms. Koplin shall also be entitled to a pro-rated annual cash bonus if applicable performance goals are satisfied. The amount of such pro-rated cash bonus will be equal to the greater of: (i) the product of (x) the amount of the annual cash bonus to which Ms. Koplin would have been entitled if her employment had not been terminated, and (y) a fraction, the numerator of which is the number of days in such year through the date of termination and the denominator of which is the total number of days in such year; or (ii) the product of (x) the amount of the annual cash bonus to which Ms. Koplin would have been entitled if her employment had not been terminated, and (y) a percentage which represents that percentage of the highest applicable performance goals actually satisfied as of the end of the quarter immediately preceding the date of termination. In addition, Ms. Koplin will be entitled to group health insurance coverage for herself and her eligible family members for a period of 18 months following the date of termination and all outstanding equity awards (except for performance based awards, which shall vest only upon satisfaction of the performance goals), which are scheduled to vest within 12 months following the date of termination shall become immediately vested and exercisable in full.

        Additionally, if we terminate Ms. Koplin's employment without Cause or if Ms. Koplin terminates her employment for Good Reason during the one year period following a Change in Control (as defined in the COO Agreement), Ms. Koplin would be entitled to receive severance equal to three times the sum of her base salary in effect on the date of termination and the average annual cash bonus received by Ms. Koplin for the two complete years prior to the termination date, and all stock options, restricted stock and other equity awards would vest in full. The August 2010 amendment to the COO Agreement also provides that if any payment or benefits received or to be received by Ms. Koplin are subject to the "golden parachute" excise tax imposed under the Internal Revenue Code, the payment and benefits will be reduced to the extent necessary so that the payment and benefits will not be subject to imposition of the excise tax, but only if the net amount of the payment or benefits received as reduced is greater than the net amount of the payment and benefits without the reduction.

  Peter F. Collins

        Effective August 13, 2010, we entered into a new employment agreement, or the CFO Agreement, with Peter F. Collins, pursuant to which Mr. Collins will continue to serve as our Chief Financial Officer. The initial term of the CFO Agreement is three years, subject to annual renewals thereafter. The CFO Agreement provides that Mr. Collins' base salary will be $391,230 per year, subject to increase (but not decrease) at the discretion of our Compensation Committee or full Board of Directors. For 2011, the Compensation Committee has established Mr. Collins' base salary at $391,230. Pursuant to the CFO Agreement, Mr. Collins is eligible to earn an annual performance bonus each year based on achieving performance targets established by the Compensation Committee.

        The CFO Agreement provides that if we terminate Mr. Collins' employment without Cause or if Mr. Collins terminates his employment for Good Reason (each as defined in the CFO Agreement), (1) Mr. Collins will receive a severance amount of one and one-half times (the "Severance Multiple") the sum of Mr. Collins' base salary in effect on the date of termination and the average annual cash bonus received by Mr. Collins for the two complete years prior to the termination date; provided that the Severance Multiple reduces to one times following August 13, 2012. Mr. Collins shall also be entitled to a pro-rated annual cash bonus if applicable performance goals are satisfied. The amount of such pro-rated cash bonus will be equal to the greater of: (i) the product of (x) the amount of the annual cash bonus to which Mr. Collins would have been entitled if his employment had not been terminated, and (y) a fraction, the numerator of which is the number of days in such year through the date of termination and the denominator of which is the total number of days in such year; or (ii) the product of (x) the amount of the annual cash bonus to which Mr. Collins would have been entitled if his employment had not been terminated, and (y) a percentage which represents that percentage of the highest applicable performance goals actually satisfied as of the end of the quarter immediately preceding the date of termination. In addition Mr. Collins will be entitled to group health insurance coverage for himself and his eligible family members for a period of 18 months following the date of termination and all outstanding equity awards (except for performance based awards, which shall vest only upon satisfaction of the performance goals), which are scheduled to vest within 12 months following the date of termination shall become immediately vested and exercisable in full; plus any restricted shares granted to Mr. Collins as an inducement to join the Company shall become immediately vested and exercisable in full.

        Additionally, if we terminate Mr. Collins' employment without Cause or if Mr. Collins terminates his employment for Good Reason during the one year period following a Change in Control (as defined in the CFO Agreement), Mr. Collins would be entitled to receive severance equal to three times the sum of his base salary in effect on the date of termination and the average annual cash bonus received by Mr. Collins for the two complete years prior to the termination date, and all stock options, restricted stock and other equity awards would vest in full. The CFO Agreement also provides that if any payment or benefits received or to be received by Mr. Collins are subject to the "golden parachute" excise tax imposed under the Internal Revenue Code, the payment and benefits will be reduced to the extent necessary so that the payment and benefits will not be subject to imposition of the excise tax, but only if the net amount of the payment or benefits received as reduced is greater than the net amount of the payment and benefits without the reduction.

  Michael F. Buckley

        Effective April 24, 2006, we entered into an employment agreement, or the President Agreement, with Michael F. Buckley, pursuant to which Mr. Buckley would serve as our President. The initial term of the President Agreement was three years, subject to annual renewals thereafter. The President Agreement provided that Mr. Buckley's base salary was to be $400,000 per year, subject to increase (but not decrease) at the discretion of our Compensation Committee or full Board of Directors. For 2010, the Compensation Committee established Mr. Buckley's base salary at $510,773.

        Pursuant to the President Agreement, Mr. Buckley was eligible to earn an annual performance bonus each year based on achieving performance targets established by the Compensation Committee.

        The President Agreement provided that if we terminated Mr. Buckley's employment without Cause or if Mr. Buckley terminated his employment for Good Reason (each as defined in the President Agreement), (1) Mr. Buckley would receive a severance amount of one times the sum of Mr. Buckley's base salary in effect on the date of termination and the average annual bonus received by Mr. Buckley for the two complete years prior to the termination date, and (2) any options or other equity grants received by Mr. Buckley would be modified to reflect an additional twelve months of vesting. In addition, if we terminated Mr. Buckley's employment without Cause or if Mr. Buckley terminated his employment for Good Reason during the one year period following a Change in Control (as defined in the President Agreement), he would be entitled to receive severance equal to three times the sum of his base salary in effect on the date of termination and the average annual bonus received by Mr. Buckley for the two complete years prior to the termination date, and all stock options, restricted stock and other equity awards would vest in full. The President Agreement also provided that if any payment made to Mr. Buckley was subject to the "golden parachute" excise tax imposed under the Internal Revenue Code, Mr. Buckley would be entitled to a tax gross-up payment from us to hold him harmless from the effect of such excise tax.

        Mr. Buckley left his position as President of the Company in May 2010.

 Potential Payments Upon Termination or Change in Control

        The following table reflects the amounts that would have been paid if a change in control or other termination event occurred on December 31, 2010 and our stock price per share was the closing market price as of that date. The closing market price of our common stock at December 31, 2010 was $22.26.

	Jeffrey Lubell	Michael Egeck	Lynne Koplin	Peter Collins	Michael Buckley(3)
Termination Scenario (12/31/10)
Voluntary Resignation or for Cause	$—	$—	$—	$—	$—

Total	$—	$—	$—	$—	$—

Without Cause or for Good Reason (Not Within One Year of Change in Control)
Pro Rata Bonus	$3,369,996	$284,556	$352,598	$328,196	$180,839
Severance Pay	13,739,838	1,401,834	1,241,397	1,191,914	1,241,549
Health Benefits Continuation	16,751	16,751	28,360	28,360	18,906
Unvested Restricted Stock(1)	5,168,616	2,910,940	1,086,285	1,468,719	2,926,656

Total	$22,295,201	$4,614,081	$2,708,639	$3,017,189	$4,367,950

Within One Year of Change in Control (Without Cause or for Good Reason)
Pro Rata Bonus	$3,369,996	$284,556	$352,598	$328,196	—
Severance Pay	13,739,838	2,803,668	2,482,794	2,383,827	—
Health Benefits Continuation	16,751	16,751	28,360	28,360	—
Unvested Restricted Stock(1)	5,168,616	3,253,366	1,907,637	1,738,083	—
280G/4999 Tax Gross Up(2)	—	—	—	—	—

Total	$22,295,201	$6,358,341	$4,771,389	$4,478,466	—

Change in Control—Assuming No Termination
Unvested Restricted Stock	$—	$—	$—	$—	—

Total	$—	$—	$—	$—	—

Death or Disability
Pro Rata Bonus	$3,369,996	$284,556	$352,598	$328,196	—
Severance Pay	937,750	650,000	475,000	391,230	—
Health Benefits Continuation	16,751	16,751	28,360	28,360	—

Total	$4,324,497	$951,307	$855,958	$747,786

(1)
This amount represents the value of the restricted stock that would become vested as a direct result of the termination event or Change in Control, as the case may be, before the applicable stated vesting date. Equity awards are valued at the closing market price of our common stock on December 31, 2010 of $22.26 per share.

(2)
This amount includes any payment of a "gross-up" to offset the estimated amount of the "golden parachute" excise tax that would apply to each Named Executive Officer and the amount of additional excise tax and income and other taxes payable by the Named Executive Officer as a result of the Change in Control.

(3)
Reflects amounts Mr. Buckley was entitled to as of the date on which his employment with the Company terminated.

Indemnification Agreements

        In addition to the indemnification provisions contained in our certificate of incorporation and bylaws, we have entered into separate indemnification agreements with each of our directors and executive officers. These agreements require us, among other things, to indemnify each such director and executive officer against all costs, charges, expenses (including legal or other professional fees), damages or liabilities incurred by such individual arising out of, in connection with, or incidental to, any action, suit, demand, proceeding, investigation or claim by reason of such individual's status or service as a director or executive officer, regardless of whether sustained or incurred by reason of the individual's negligence, default, breach of duty or failure to exercise due diligence. However, we will not indemnify such director or executive officer under these agreements if it is proved that such individual's failure to act constituted a breach of his fiduciary duties as a director and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The agreements also require us to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by us.

Certain Transactions with Directors and Executive Officers

        Except as disclosed in this Proxy Statement, neither the nominees for election as directors, our directors or executive officers, nor any of their respective associates or affiliates, had any material interest, direct or indirect, in any material transaction to which we were a party during 2010, or which is presently proposed.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee Mark S. Maron (Chairman) G. Louis Graziadio, III Robert L. Harris, II

DIRECTOR COMPENSATION

        For serving on our Board in 2010, our independent directors receive (i) an annual cash retainer of $50,000, payable quarterly, for service on our Board, (ii) $1,500 for each Board meeting attended in excess of 10 meetings in any calendar year, (iii) $1,500 for each committee meeting attended in person and not held contemporaneously with a Board meeting (iv) $750 for each committee meeting attended telephonically and not held contemporaneously with a Board meeting, and (v) an annual grant of shares of our restricted stock with an aggregate market value of $115,000 on the date of grant, which shall vest in three equal annual installments on the date of grant, the first anniversary of the date of grant, and the second anniversary of the date of grant. We reimburse all of our directors for the expenses they incur in connection with attending Board and committee meetings. The Chairman of our Audit Committee and the Chairman of our Compensation Committee each receive an annual retainer of $15,000. In addition, we may make additional grants of equity awards to our independent Board members from time to time.

        The following table provides information concerning the compensation of directors who are not Named Executive Officers for the year ended December 31, 2010:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Marcello Bottoli	50,000	115,012	—	—	—	—	165,012
Joseph Coulombe	69,500	115,012	—	—	—	—	184,512
G. Louis Graziadio, III	57,500	115,012	—	—	—	—	172,512
Robert L. Harris, II	57,500	115,012	—	—	—	—	172,512
Seth R. Johnson	41,083	115,012	—	—	—	—	156,095
Mark S. Maron	69,500	115,012	—	—	—	—	184,512

(1)
Represents the amount of the total fair value of restricted stock awards on the date of grant.

ITEM 2:    RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Item 2 is the ratification of the Company's engagement of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the year ending December 31, 2011. Stockholder ratification of the appointment of our independent registered public accounting firm is not required by the Company's bylaws or otherwise. However, we are submitting this proposal to the stockholders as a matter of good corporate practice.

        The ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2011, will require the affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting. All proxies will be voted to approve the appointment unless a contrary vote is indicated on the enclosed proxy card.

        We anticipate that a representative of Deloitte & Touche LLP will attend the Annual Meeting for the purpose of responding to appropriate questions. The representative of Deloitte & Touche LLP will be afforded an opportunity to make a statement if he or she so desires at the Annual Meeting.

        If the appointment of Deloitte & Touche LLP is not ratified, we will reconsider the appointment. Even if the appointment is ratified, we may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such change would be in the best interests of the Company and its stockholders.

        THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2011.

 AUDIT AND NON-AUDIT FEES

        The following table sets forth the aggregate fees billed to the Company by Deloitte & Touche LLP for the audit of our financial statements for 2010 and 2009, and for other services provided by Deloitte & Touche LLP during those periods:

	Year Ended December 31,
	2010	2009
Audit fees	$900,350	$1,002,443
Audit-related fees	—	—
Tax fees	—	—
All other fees(1)	$2,200	2,000

Total fees	$902,550	$1,004,443

(1)
All other fees were paid to Deloitte & Touche LLP for accounting policy research tool subscriptions.

        The reports of Deloitte & Touche LLP on our financial statements for the years ended December 31, 2010 and 2009, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

Pre-Approval Policy

        Our Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent auditor. These services may include audit services, audit related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the specific service or category of service and is generally subject to a specific budget. The independent auditor and management are required to periodically communicate to our Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. All audit and permissible non-audit services provided to us in 2010 and 2009 were approved by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

        THE AUDIT COMMITTEE REPORT IS NOT DEEMED TO BE "SOLICITING MATERIAL" OR TO BE FILED WITH THE SEC OR SUBJECT TO THE SEC'S PROXY RULES OR THE LIABILITIES OF SECTION 18 OF THE EXCHANGE ACT AND THE REPORT SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY PRIOR OR SUBSEQUENT FILING BY THE COMPANY UNDER THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THE INFORMATION CONTAINED IN THE REPORT BY REFERENCE THEREIN.

        Responsibilities.    The responsibilities of the Audit Committee include hiring the independent registered public accounting firm to audit the Company's consolidated financial statements. Our management has primary responsibility for our internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and our internal controls over financial reporting in accordance with generally accepted auditing standards and for issuing reports thereon. The Audit Committee's responsibility is to evaluate the performance and independence of our independent registered public accounting firm and oversee our internal controls.

        Review with Management and Independent Registered Public Accounting Firm.    In fulfilling its responsibilities for the financial statements for the year ended December 31, 2010, the Audit Committee has:

  •
  reviewed and discussed the audited financial statements with management and the independent registered public accounting firm;

  •
  discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 114 (The Auditor's Communication With Those Charged With Governance) and other matters, including Rule 2-07 of Regulation S-X; and

  •
  received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the audit committee concerning independence, and discussed with the independent registered public accounting firm the independent registered public accounting firm's independence from the Company and its management.

        Conclusion.    Based upon the Audit Committee's discussions with management and the independent registered public accounting firm, the Audit Committee's review of the representations of management and the reports of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended the inclusion of our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC.

        Appointment of Independent Registered Public Accounting Firm.    On February 3, 2011, the Audit Committee reappointed Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011.

Respectfully Submitted by the Audit Committee of the Board of Directors,
Joseph Coulombe (Chairman) G. Louis Graziadio, III Robert L. Harris, II Seth R. Johnson

ITEM 3:    ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS

        Item 3 is an advisory vote on the compensation of our Named Executive Officers. The Compensation Discussion and Analysis beginning on page 14 of this proxy statement describes the Company's compensation program and the compensation decisions made by the Compensation Committee and the Board with respect to our Named Executive Officers. The Board is asking our stockholders to cast a non-binding advisory vote on the following resolution:

        "RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the executive officers of the Company named in the Summary Compensation Table, as disclosed in the Company's Proxy Statement for the Company's 2011 Annual Meeting of Stockholders (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables)."

        While the advisory vote the Board is asking you to cast is non-binding, the Compensation Committee and the Board value the view of the Company's stockholders and will review and consider the voting results when making future decisions regarding our executive compensation program.

        THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT (WHICH DISCLOSURE INCLUDES THE COMPENSATION DISCUSSION AND ANALYSIS, THE EXECUTIVE COMPENSATION TABLES AND THE RELATED FOOTNOTES AND NARRATIVE ACCOMPANYING THE TABLES).

ITEM 4:    ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS

        Item 4 is an advisory vote on the frequency of advisory votes on the compensation of our Named Executive Officers. In Item 3, the Company's stockholders are being asked to cast a non-binding advisory vote with respect to the compensation of our Named Executive Officers. This advisory vote is typically referred to as a "say-on-pay" vote. In this Item 4, the Board is also asking the Company's stockholders to cast a non-binding advisory vote on how frequently the Company should hold say-on-pay votes in the future. Stockholders will be able to cast their votes on whether to hold say-on-pay votes every one, two or three years. Alternatively, you may abstain from casting a vote.

        Our Board believes that stockholders should have the opportunity to vote on the compensation of our Named Executive Officers once every three years, consistent with our long-term approach to executive compensation. While the Compensation Committee regularly reviews our compensation program and compensation of our Named Executive Officers with an in-depth review on an annual basis, our programs and policies are designed to enhance long-term growth and performance, and incentivize our employees on a long-term basis. The Board believes that a triennial vote fosters a more long-term view of compensation and provides members of the Compensation Committee and the Board a reasonable opportunity to consider the results of the advisory vote, engage with our stockholders to better understand their views about our compensation program, and respond in a more effective manner.

        Our stockholders are able to provide input to the Board on an annual or more frequent basis using tools other than a say-on-pay vote. Our stockholders may communicate directly with the Board or individual directors by sending letters or by speaking with directors at the annual meeting of stockholders. While more frequent votes on executive compensation will indicate whether our stockholders have concerns about our compensation programs and policies, it will not provide specific information about the views of our stockholders. The Board believes the available tools will provide more meaningful mechanisms for stockholders to share their views about our compensation programs and policies than the advisory vote.

        Additionally, the Board does not believe that more frequent say-on-pay votes would allow our stockholders sufficient time to either evaluate the effectiveness of our short- and long-term compensation strategies and the related performance of our business, or to evaluate any changes to the implementation of our compensation programs following prior non-binding advisory votes. The Compensation Committee generally reviews and makes adjustments to the compensation program for our Named Executive Officers during the first quarter of each year, while we typically hold the our annual meeting during the second quarter of the year. As a result, if a say-on-pay vote is held on an annual basis, any changes made as a result of the previous vote would most likely have been in place for a maximum of three months at the time of the next advisory vote, which would not provide sufficient time for stockholders to properly evaluate any changes made to our compensation program.

        The Board is asking our stockholders to cast a non-binding advisory vote on the following resolution:

        "RESOLVED, that the stockholders of the Company approve, on an advisory basis, whether the stockholder non-binding advisory vote on the compensation of the Company's named executive officers listed in the annual proxy statement should occur every [one year] [two years] [three years]."

        Generally, the affirmative vote of the holders of a majority of the votes represented at the Annual Meeting, in person or by proxy, is required to approve matters presented to the stockholders. However, because the vote is advisory and non-binding, if none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by the stockholders. Although your advisory vote on the frequency of the stockholder vote on the compensation of our Named Executive Officers is not binding on the Company, the Board values the views of stockholders. The Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation. The Board may decide it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders.

        THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" AN ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS ONCE EVERY THREE YEARS.

 PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding beneficial ownership of our common stock as of March 15, 2011, by:

  •
  each of our directors;

  •
  each of our Named Executive Officers;

  •
  all of our directors and Named Executive Officers as a group; and

  •
  all other stockholders known by us to beneficially own more than 5% of our outstanding common stock.

        Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the date that this information is provided, and not subject to repurchase as of that date, are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

        Except as indicated in the notes to this table, and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. Percentage ownership is based on 25,154,149 shares of common stock outstanding on March 15, 2011. Unless otherwise indicated, the address for each of the stockholders listed below is c/o True Religion Apparel, Inc., 2263 E. Vernon Avenue, Vernon, California 90058.

	Beneficial Ownership
Beneficial Owner	Number of Shares (#)	Percent of Total (%)
Jeffrey Lubell (1)	877,144	3.49%
Michael Egeck	146,153	*
Lynne Koplin	76,255	*
Peter F. Collins	188,753	*
Marcello Bottoli (2)	21,348	*
Joseph Coulombe	22,472	*
G. Louis Graziadio, III	17,472	*
Seth R. Johnson	4,928	*
Robert L. Harris, II	37,472	*
Mark S. Maron	16,957	*
Michael Buckley (3)	193,429	*
BlackRock, Inc. (4)	1,903,116	7.57%
Columbia Wanger Asset Management, LLC (5)	2,709,375	10.77%
Manulife Financial Corporation (6)	1,712,468	6.81%
Oak Ridge Investments LLC (7)	1,303,250	5.18%
Snow Capital Management, L.P. (8)	1,697,620	6.75%
Thompson, Siegel & Walmsley, LLC (9)	1,573,240	6.25%
Executive Officers and Directors as Group	1,602,383	6.37%

*
Denotes less than 1%

(1)
These shares are held by a trust of which Mr. Lubell is the trustee and sole beneficiary.

(2)
Includes 7,500 shares held by a grantor trust of which Mr. Bottoli and his minor children are beneficiaries.

(3)
Mr. Buckley left his position as President of the Company in May 2010.

(4)
Based on a Schedule 13G/A filed on February 9, 2011 by BlackRock, Inc., whose address is 40 East 52nd Street, New York, NY 10022.

(5)
Based on a Schedule 13G/A filed on February 11, 2011 by Columbia Wanger Asset Management, LLC, whose address is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606. The figure reported includes shares held by Columbia Acorn Trust, a Massachusetts business trust that is advised by Columbia Wanger Asset Management, LLC. Columbia Acorn Trust holds approximately 9.0% of the total outstanding shares of the Company's common stock.

(6)
Based on Schedule 13G filed on February 11, 2011 by Manulife Financial Corporation, whose address is 200 Bloor Street East, Toronto, Ontario, Canada, M4W 1E5. The figure reported includes shares held by Manulife Asset Management (North America) Limited and Manulife Asset Management Limited. Manulife Asset Management (North America) Limited holds approximately 0.09% percent of the total outstanding shares of the Company's common stock and Manulife Asset Management Limited holds approximately 6.72% percent of the total outstanding shares of the Company's common stock.

(7)
Based on a Schedule 13G filed on February 9, 2011 by Oak Ridge Investments LLC., whose address is 10 South LaSalle Street, Suite 1900, Chicago Illinois 60603.

(8)
Based on Schedule 13G filed on March 9, 2011 by Snow Capital Management, L.P., whose address is 2100 Georgetown Drive, Suite 400, Sewickley, PA 15143.

(9)
Based on Schedule 13G filed on February 14, 2011 by Thompson, Siegel & Walmsley, LLC, whose address is 6806 Paragon Place, Suite 300, Richmond, VA 23230.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors, officers (including a person performing a principal policy making function) and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of ours. Directors, officers and 10% holders are required by SEC's regulations to send us copies of all of the Section 16(a) reports they file. Based solely upon a review of the copies of the forms sent to us and the representations made by the reporting persons to us, other than as described below, we believe that during the year ended December 31, 2010 our directors, officers and 10% holders complied with all filing requirements under Section 16(a) of the Exchange Act.

        Mr. Lubell, Mr. Buckley and Mr. Collins filed a late Form 4 on March 26, 2010, to report the disposition of shares of restricted stock that were forfeited when certain performance criteria, required for retention of the shares of restricted stock, were not fully achieved on February 9, 2010.

        Jeffrey Lubell filed a late Form 4 on April 1, 2010, to report the disposition of shares of common stock to pay the withholding tax in connection with the vesting of restricted shares on March 28, 2010.

        Mr. Collins and Mr. Buckley filed a late Form 4 on March 31, 2010, to report the disposition of shares of common stock to pay the withholding tax in connection with the vesting of restricted shares on March 26, 2010 and March 28, 2010.

        G. Louis Graziadio, III filed a late Form 4 on March 29, 2010, to report the acquisition of shares of restricted stock on March 24, 2010.

        Kelly Gvildys, our Senior Vice President of Operations, filed a late Form 4 on March 19, 2010, to report the disposition of shares of restricted stock that were forfeited when certain performance criteria, required for retention of the shares of restricted stock, were not fully achieved on February 9, 2010. Ms. Gvildys ceased to be an executive officer for Section 16(a) reporting purposes on April 28, 2010.

ON BEHALF OF THE BOARD OF DIRECTORS

Peter F. Collins Chief Financial Officer and Assistant Secretary

March 25, 2011
2263 E. Vernon Avenue
Vernon, California 90058

ANNUAL MEETING OF STOCKHOLDERS
OF
TRUE RELIGION APPAREL, INC.

April 27, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL
The Notice of Meeting, proxy statement and proxy card
are available at http://investor.truereligionbrandjeans.com.

Please sign, date and mail your proxy card in the
envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS LISTED BELOW.  PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.               To elect directors to hold office until the 2012 annual meeting of stockholders or until their successors are elected.

NOMINEES:
☐ FOR ALL NOMINEES LISTED	☐ Jeffrey Lubell	☐ Marcello Bottoli
	☐ Joseph Coulombe	☐ G. Louis Graziadio, III
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ Robert L. Harris, II	☐ Seth R. Johnson
☐ Mark S. Maron
☐ FOR ALL EXCEPT (see instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and mark the box next to each nominee you wish to withhold, as shown here:  ☒

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2011.		☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	An advisory vote approving the compensation of our named executive officers.		☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	An advisory vote on the frequency of holding future advisory votes on compensation for our named executive officers.	☐ 3 YEARS	☐ 2 YEARS	☐ 1 YEAR	☐ ABSTAIN

The undersigned hereby revokes any other proxy to vote at the Annual Meeting, and hereby ratifies and confirms all that said attorneys and proxies and each of them may lawfully do by virtue hereof.  With respect to matters not known at the time of the solicitation hereof, said proxies are authorized to vote in accordance with their best judgment.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF (A) NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 27, 2011, (B) THE ACCOMPANYING PROXY STATEMENT AND (C) THE ANNUAL REPORT OF THE COMPANY FOR THE YEAR ENDED DECEMBER 31, 2010.

THIS PROXY WILL BE VOTED AS SPECIFIED, OR, IF NO CHOICE IS SPECIFIED, WILL BE VOTED “FOR” THE SEVEN NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS LISTED ABOVE, “FOR” PROPOSAL 2 AND PROPOSAL 3, AND WILL BE VOTED FOR THE THREE YEAR FREQUENCY IN PROPOSAL 4.  IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE PROXIES.

STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Signature of Stockholder	Date	Signature of Stockholder	Date

Note:      Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

FORM OF PROXY CARD

TRUE RELIGION APPAREL, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON APRIL 27, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned herby appoints Michael Egeck and Peter F. Collins, or either of them, each with full power of substitution, as proxies of the undersigned to attend the Annual Meeting of Stockholders of True Religion Apparel, Inc. to be held on Wednesday, April 27, 2011 at 9:00 a.m. local time, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as indicated on the reverse side.

(Continued and to be signed on the reverse side.)